Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

Amendment No. 1 to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Wellness Matrix Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	83-165192
(State of other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

17011 Beach Blvd. 9th Floor, Huntington Beach, CA 92647

(Address of Principal Executive Offices) ( Zip Code )

310.990.0336

(Registrant’s telephone number, including area code)

Securities to be Registered Under Section 12(b) of the Act:

None

Securities to be Registered Under Section 12(g) of the Act:

Common Stock, Par Value $0.0001

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act. ☐

WELLNESS MATRIX GROUP, INC.

i

Cautionary Note Regarding Forward-Looking Statements

This registration statement on Form 10 contains “forward-looking statements” concerning our future results, future performance, intentions, objectives, plans, and expectations, including, without limitation, statements regarding the plans and objectives of management for future operations, any statements concerning our proposed services, any statements regarding future economic conditions or performance, and any statements of assumptions underlying any of the foregoing. All forward-looking statements included in this document are made as of the date hereof and are based on information available to us as of such date. We assume no obligation to update any forward-looking statements. In some cases, forward-looking statements can be identified by the use of terminology such as “may,” “will,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “potential,” or “continue,” or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements are subject to inherent risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this Form 10.

Introductory Comment

We are filing this Amendment No. 1 to General Form for Registration of Securities on Form 10 to register our common stock pursuant to Section 12(g) of the Exchange Act. Once this registration statement is deemed effective, we will be subject to the requirements of Section 13(a) under the Exchange Act, which will require us to file annual reports on Form 10-K (or any successor form), quarterly reports on Form 10-Q (or any successor form), and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Throughout this Form 10, unless the context otherwise requires, the terms “WMGR,” “we,” “us,” “our,” the “Company” and “our company” refer to Wellness Matrix Group, Inc. a Nevada corporation, formerly Fuhuiyuan International Holdings Limited.

Item 1.	Business

(a) Business Development

The Company was incorporated on December 8, 2009 under the laws of the State of Nevada as K West Investment International Ltd. Our fiscal year end is April 30. On August 15, 2013, the Company entered into a share exchange agreement with Fuhuiyuan International Group (Holdings) Limited. The target company was a newly formed trading company. On January 1, 2014, the Company sold one of its subsidiaries, K West Investments & Development, Inc.

In 2015, the Company focused on developing and integrating cable hardware solutions with software platforms. In 2017, the Company dropped those plans and decided instead to focus on mining operations (gold, copper and magnetite). The Company abandoned these plans in 2018. On May 23, 2018, the Company filed a Form 15 terminating the registration of its Common Stock under Section 12(g) of the Securities Exchange Act of 1934. On May 22, 2018 the Eighth District Court of Clark County, Nevada granted the Application for Appointment of Custodian as a result of the absence of a functioning board of directors and the revocation of the Company’s charter. The order appointed Small Cap Compliance, LLC custodial with the right to appoint officers and directors, negotiate and compromise debt, execute contracts, issue stock and authorize new classes of stock. The officers, directors, and employees of the prior companies do not have any current relationship with the Company or any affiliate of the Company.

1

On June 1, 2018, the Company acquired Wellness Matrix Company (the “Subsidiary”). This acquisition was made by the issuance of shares at a one for one conversion rate with the existing shareholders of the Subsidiary. The business purpose of the Subsidiary is to develop and implement the most advanced technologies available to provide advanced healthcare and to provide advanced systems and platforms to allow customers to have access to the most secure data storage and records security available. As a result of the acquisition, the controlling shareholder was changed to DAC Industries, LLC.

On June 20, 2018, the Board approved the name change to Wellness Matrix Group, Inc. and filed an amendment to its articles of incorporation with the state of Nevada.

(b) Business of Issuer

Description of Business:

The Company plans to combine the latest innovations in Artificial Intelligence (AI), Virtual Reality(VR), Augmented Reality (AR), Medical Technology (MedTech) and clinical research to provide a universal platform for advanced wellness and healthcare.

Subject to available capital, the Company believes that its platform could provide:

1.	Personalized care programs based on the best existing research and MedTech (via epi-genetic testing, personalized formulas, and advanced wearables that will be available on our virtual mall). We expect to sell FDA compliant COVID-19 test kits directly to medical and governmental agencies.

2.	A next generation digital “DataMD” using the latest self-learning AI tools and input from leading health care professionals (or “best of best doctors”).

3.	A digital health database that allows health professionals to establish working models based on current data collection to advance the understanding of quality of life and longevity.

4.	A universal wellness platform to be comprised of self-learning information that incorporates data from individuals and affiliate health providers. WMGR expects to provide the largest pool of health data for the benefit of doctors and patients.

By combining the latest data collection technologies and wisdom from expert physicians with Artificial Intelligence & Virtual Reality and creating predictive model algorithms, our business plan is to offer a unique way to optimize day to day wellness and health care. The Company believes that this approach could allow health professionals to function at a more optimal state and improve the quality of the care they provide individuals. The Company plans to emphasize a comprehensive approach by providing personalized biometric data analytics along with global industry and health data research. It is intended that customers and providers will interact on the WMGR platform through its 4D wellness matrix environment, and use the platform to review personal health biometrics, discuss preventative and treatment procedures, learn about relevant products and services, and purchase supplements.

2

WMGR: World Wide Wellness Platform

3

There are six major components to WMGR’s platform:

1.	Provide tools to assess, enhance, and track individual health.

The WMGR platform plans to provide comprehensive DNA kits, and FDA compliant POC rapid COVID-19 tests, customized formulas, and wearable technology to assess and track individual’s state of well-being.

After purchasing one of the various levels of DNA kits from the WMGR virtual mall and mailing in samples, a DNA Test Lab will analyze the individual's DNA information along with their answers to health related questionnaires. This will help create an in-depth understanding of the individual from an epigenetic, metabolic, cellular mapping and lifestyle perspective.

The customer’s unique DNA will also be processed through a sophisticated algorithm that will compare it to a comprehensive data base of the world’s latest peer-reviewed research on genomics, nutrition, and exercise. The individual’s unique health traits will then be mapped to the diet, nutrition, exercise, and supplementation plans that match the customer’s specific health needs, so they can begin making meaningful changes with the goal of improving their quality of life.

Based on the results from the DNA and other tests, WMGR also plans to analyze the best comprehensive formulas to help individuals reach their most optimal state of well-being and longevity.

WMGR also plans to incorporate supplements from other complimentary medicines including naturopathy, eastern medicine, and ayurvedic formulations for balancing and improving mental, physical and emotional health. The Company plans to also suggest regimens recommendations such as exercise, yoga, therapeutic spa treatments, as well as MedTech including neuro-feedback, Transcranial Magnetic Stimulation (TMS), Functional Magnetic Resonance Imaging (FMRI), Durable Medical Equipment (DME), and all other available modologies, based on customer budget.

There are three major market segments (Company programs are variable based on budget and/or insurance reimbursement constraints.):

1a High net worth people - “300% Group”

WMGR will be marketing a lifetime program membership that has no cost limitations that provides access to insight from leading doctors and researchers in their field. We intend to use predictive modeling to provide daily regimens, personalized formulations, treatments, verification monitoring and other adjustments with the intention of extending an individual’s lifespan and improving quality of life. 300% Group members will receive complete integrative medicine from the world’s expert specialists in each category of neurology, cardiology, organs, glands from western allopathic, eastern medicine, ayurvedic, naturopathic and homeopathy. Psychiatry, mental health, enlightenment practices and mathematical astrology with environmental calculations will be factored to provide a comprehensive understanding of the individual. We plan to access various methods of monitoring wearable technology of the highest military grade from wearables to home devices and automobiles. We intend to pioneer and incorporate all advancements in longevity research. Each individual in this group will get personal access to dataMD insight through the 4D platform 24/7. We intend to introduce a social planning “safe space” concept for working and interacting together.

2a Mid-level. This will be a program for middle to upper income individuals who value wellness and spend a considerable amount of their income on gyms, yoga classes, health spas and alternative health products. It is intended that these users will get the value of the research of the 300% Group but at a greatly reduced monthly fee.

3a Entry-level. The Company plans to offer minimal cost monthly programs that analyze which off the shelf nutrition, monitoring apps for the phone or watch.

The Company plans to share anonymized individual test data with an individual’s personal physician and other health care providers who will also provide recommendations to the customers, some of which may be reimbursable through insurance.

4

Longevity programs are specific to the individual. Balanced health for women versus men is a major distinction that will impact healthcare at large. The Company sees a major potential for a specific Women’s Matrix Group for determination of female healthcare requiring separate management teams and different testing kits, different monitoring and specialties.

It is intended for individuals on the platform to be assigned a unique “Life Coach/ Advocate” who will be familiarized with the individual’s health profile and goals. The individuals can go over any lab results in private or they can interact with their Life Coach Advocate. Because personalized formulas can be monitored, the daily hormonal differences will adjust and the Advocate will always suggest that individuals share their results with their primary care doctor and then follow their advice. In this regard, WMGR is not eliminating the need for physicians, but rather providing a user-friendly platform to streamline the process of ordering and analyzing lab results.

Our Life Coach Advocates will also offer a plan outlining all the available features and benefits available to individuals on our platform and virtual mall. The platform intends to sell all name brands without the need to invest large sums of capital in inventory and R&D costs. The Company’s vendors will supply current inventory and show latest and improved products that would be offered to its customer base. The initial recommendations from the Life Coaches will include supplements, skin care, nutrition and weight loss in addition to their complete wellness report. Life Coaches will cultivate referrals from each individual who wants to share their wellness success with their friends, relatives & co-workers on an ongoing basis.

In order to ensure that the Company recommendations are improving user quality of life, WMGR plans to employ the latest in wearable health technology. Such wearable health devices are key in the monitoring and tracking of health information both at an activity/fitness level for self-health tracking, and at a medical level for individuals with conditions that need specific monitoring (e.g., heart conditions). Such tracking of current data will provide more data to clinicians with a potential for earlier diagnostic and guidance or treatment. When combined with artificial intelligence and big data, our medical wearables provide an added value to healthcare with a focus on diagnosis, treatment, patient monitoring, and prevention. The collection of wearable data will help us provide useful insights for extending longevity.

2.	Utilize the latest in technology and medical testing to provide individuals with a unique digital twin that illustrates their exact health and state of being.

WMGR plans to provide different levels of care for different market segments, ranging from simple blood tests to the construction of a complete body scan incorporating the most advanced DNA and epigenomic analysis. Scanning is another way to help create a more complete analysis of individual medical profiles. The Company intends to incorporate all existing medical testing and proprietary patented tests to create a 4D visual twin that will be available to both the doctor and the patient. In this way, WMGR will be the platform to facilitate data driven information, and primary physicians will remain involved in the process.

It is the Company’s objective to be the first to provide individuals with such digital representations that illustrate their exact physiological and psychological/neurological chemistry, and simulate the effects of their physician’s treatment plan.

Using the technology and data WMGR plans to bring together, the platform can potentially create two different 4D twins: 1) a digital twin will be a pure chemistry replica of the patient’s physiology that will be created by combining all analytical, genetic and DNA testing available today, and 2) a second twin will represent a predictive model showing the effects of different diagnosis medicines/ protocols.

For those who opt to create the 4D twins, the results from their wearable devices will be added into the WMGR simulation model, allowing for current adjustments and modifications to attain optimal wellness outcomes.

As such, the Company plan is to function as a digital health platform that allows health professionals to establish working models based on current data collection to advance the research and understanding of quality of life and longevity.

5

Combining AI applications with expert human monitoring and communication platforms could provide advanced and specific insight for personalized medicine and virtual assistance. Even further, WMGR plans to take all the available medical data and AI to better understand the comprehensive multi-dimensional relationships between each organ and thus the body ecosystem as a whole body for which it is.

Within each medical specialty, whether it be cardiology, endocrinology, orthopedics, gastroenterology, naturopaths, ayurveda, etc. there are regionally and internationally renowned individuals. To provide the best care, WMGR plans to have the Company platform incorporate the research and insight of these experts. The Company refers to this database containing the “best of the best” practitioners as the “Doctor’s Lounge.”

3.	Employ DataMD software that will utilize the latest in Artificial Intelligence and Deep Machine Learning to optimize healthcare

WMGR plans to combine the wisdom of expert physicians from the Doctor’s Lounge with the most advanced AI Deep Machine Learning technology to create a digital “Data MD”(DataMD) for each health care professional that integrates and understands all relevant published data, text books, research, and wisdom each individual has accrued over their career. The Company considers this “DataMD” as a digital smart tool or research index for each doctor to help them provide the best care possible to their patients.

DataMD will leverage different technology to provide doctors the ability to integrate total recall of all published and peer reviewed data in all their past clients and experiences with all outside research and published data in their specialty. Each digital DataMD could potentially incorporate and store all of their patient’s diagnosis, treatment, outcome, and current data in one place. These DataMDs will also continuously update with the latest outcome results, research, and predictive modeling. From note taking to reading medical scans, AI can reduce medical costs while also improving medical outcomes. WMGR aims to use AI to improve the doctor patient relationship by allowing the doctors to focus more on connection with their patients and less time on administrative tasks. We plan to initiate teledoc and telehealth conferencing for a new range of COVID-19 related services.

4.	Facilitate Doctor to Doctor consulting tool

The AI and MedTech could also allow each doctor to participate in the anonymizing of their own patient data to create a larger more accurate set of analytical and outcome result data. In the future, this could extend beyond physicians to all health care providers. The utilization of a global health database would allow for even more developments in enhancing overall health and longevity worldwide.

Similar to the concept of IBM’s Watson, WMGR plans to utilize medical technology that can incorporate second or third generation AI Deep Machine Learning and personalized input and analytics. It is expected that the WMGR technology tool can be both used for doctor patient relationships as well as doctor to doctor consulting. This consulting can occur worldwide simultaneously, whether the doctor is on call or not. Ultimately the Company could provide doctors with the most comprehensive tools to access and analyze health information on a global scale. The greater the participation, the greater discovery and economy of new drugs, MedTech and procedures for clinical trials.

The Company believes that this “Doctor’s Lounge” will distinguish WMGR from its competitors because the Company will incorporate the current data and the expertise of world renowned specialists into one user friendly platform that will benefit both the doctors and patients.

On a paid membership basis, any doctor or healthcare provider can get advice, recommendations and opinions from the Doctors Lounge. Even x-ray, MRI’s and other test data can be shared and analyzed. There is also potential to support live conferencing within the Doctor’s Lounge. As mentioned earlier, WMGR expects for all this data to be anonymized, categorized, disseminated and become part of the big data platform for all to engage and take advantage of for present and future predictive model diagnostics and comparable current monitoring comparisons.

As illustrated, WMGR aims to have the ability to bring together doctors and patients alike by providing a platform for conversations and data analysis regarding health care. The Company platform could allow both individuals and physicians to track and compare health data in order to make meaningful advancement and solutions to global health problems.

6

5.	Aggregate and Trusted and Verified Data

By aggregating AI data with monitored and secure data in multiple variations, WMGR believes it will set new standards by transforming general health and wellness claims or testimonials into tested data providing more targeted specific treatment opportunities and modifications. The Company expects to provide the achieved results of such wellness focused products/formulas/devices in the product descriptions on its virtual mall, thus replacing subjective customer reviews with factual client data.

For example, individuals will be able to see the results of their protocols including their recommended minerals and supplements by using their wearables comparing their health data over time. They can share their data in helping others with similar health issues determine if a product is a good match. This data will be anonymized but available for research to help increase health on both an individual and global scale. All of which will help WMGR retain users with a common goal of improving their health every month, while simultaneously contributing to improved global health.

6.	Translate Anonymized Big Data

Because WMGR plans to be a global health data platform, a key concern is privacy and protection regarding data management. The Company expects to anonymize customer health data, distinguishing it from competitors while also allowing for the creation of a global health database to further advancement in protocol research and new drug development. WMGR intends to combine anonymized data into a single secure data set that has the potential to be the largest single collection of health care statistics.

In addition to being a global health database, WMGR platform aims to also address a major concern of the healthcare industry today- software compatibility. The universal platform could also have translators for all application and file formats as well as human language and that of Anonymized Big Data. As such, it is possible to eliminate issues regarding incompatibility of file formats and allow users to view, edit, and store all medical related data and relationships all in one user friendly platform. Our anonymized data collection and analysis has the potential to be a significant adjunct to existing wellness programs, for example, disinfecting a gym or other work-out place and providing testing for each member upon arriving at the location as well as employees at such location.

CONCLUSION/SUMMARY

Subject to available capital, WMGR plans to be a different wellness company in that it will function as a platform that is prevention focused and dedicated to the advancement of human longevity and wellness. It is intended that the Company will provide high-level personalized formulation and concierge wellness anti-aging services that will lead to a vast improvement in quality of life. In this way, the Company could function as a life extension healthcare program.

The Company’s Competitive Strengths

WMGR believes that its platform could significantly improve patient outcomes through better differential diagnosis and will provide significant value characterized by low medical diagnostic error rates. The Company believes that it will be able to obtain improvement in patient outcomes due to differential diagnosis and treatment in three areas 1) test data from DNA and all available testing into a visual data presentation, 2) specialties i.e individual organ and metabolic systems including an integrated whole body ecosystem, and 3) Artificial Intelligence (AI) Watson type medical professional analytics from tests and 24/7 monitoring viewed and evaluated by live providers.

This integrated platform will continue to drive adoption of AI based diagnostic and decision making support solutions that could create a new standard of care.

More specifically, The Company believes that its business will benefit from the following competitive strengths:

●	Proprietary AI Platform that Facilitates the Creation of Accurate Algorithms. The objective of the WMGR AI platform is to be capable of providing accurate assessments through the concurrent processing of complex 3D medical images and related patient data. The platform will handle a wide range of imaging data and multiple forms of structured EMR data, allowing the under-lining capabilities of the AI platform to be adapted to any clinical applications that require medical test data, imaging and the related patient data to deliver a differential diagnosis. All available and future testing systems from blood, saliva, hair, urine skin, scans and stool samples will be utilized as well as new and innovative technologies.

7

●	Proprietary Best of the Best Doctors. Management expects that it could have the very best specialists with access to the most complete information available in hundreds of categories as well as many different specialties thereby providing today what becomes mainstream over a decade of rollout.

●	Trusted and Verified Data. By aggregating AI data with monitored data in multiple variations, WMGR believes its Wellness Matrix Mall could set new standards for general health and wellness claims or testimonials into tested data providing more targeted specific treatment opportunities and modifications.

Item 1A. Risk Factors

The Company’s Limited History

The Company is in the early stage of development and must be considered a start-up. As such, the Company is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and the lack of revenues. There is no assurance that the Company will be successful in achieving a return on shareholders’ investment and the likelihood of success must be considered in light of the Company’s early stage of operations.

Lack of Initial Capital

The Company requires initial financing to implement each portion of its business plan which could take the form of equity, debt or a combination thereof. No assurance can be given as to the availability of such financing or that, if available, the terms of such financing will be acceptable to the Company. To the extent such capital is not provided, the Company will be required to modify its business plan or cease its operations.

WMGR will require additional capital to support its business, and this capital might not be available on acceptable terms, if at all.

Even if the Company obtains capital to begin implementing its business plan, WMGR must continue to make investments to support its business which will require additional funds. In particular, the Company expects to seek additional funds to develop new technology, enhance our platform, and expand its operations, including sales and marketing organizations. Accordingly, WMGR expects to engage in equity and/or debt financings to secure additional funds. If the Company raises additional funds through future issuances of equity or convertible debt securities, its shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our shares. Any debt financing that it may secure in the future could involve debt service obligations and restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, and we may be obligated to issue equity securities to the providers of that financing. WMGR may not be able to obtain additional financing on favorable terms, if at all. If the Company is unable to obtain adequate financing or financing on terms satisfactory to us when it is required, the ability to continue to support Company business growth, scale Company infrastructure, develop product enhancements and to respond to business challenges and technology changes could be significantly impaired, and Company business, results of operations and financial condition may be adversely affected.

Return of Profits

The Company has never declared or paid any cash dividends on its common stock. The Company currently does not intend to declare and pay dividends.

We Will Rely on Suppliers and Contractors

The Company business will rely partly on third party vendors and contractors. Any competitive pressure on the third party vendors and contractors, or substantial increases in the worldwide prices of services, could result in a material increase in costs for the services and products required by WMGR to conduct and expand its business. The Company may incur various unanticipated costs, such as those associated with personnel and taxes. An increase in any of these or other costs could materially and adversely affect the Company’s business, prospects, financial condition and results of operations.

The Company operations will be based on various agreements and licenses with third parties. The rights and obligations under such licenses and agreements may be subject to interpretation and could also be affected by, among other things, matters outside of WMGR’s control. In case of a dispute, the Company cannot be certain that its views would prevail or that the Company otherwise could effectively enforce its rights which, in turn, could have significantly negative effects on WMGR.

8

WMGR’s Ability to Succeed Depends on the Company’s Ability to Grow its Business and Achieve Profitability

The successful introduction of new services, technologies and products will contribute significantly to the Company’s operational results. WMGR’s future ability to generate revenues will depend on a number of factors, including, but not limited to:

●	The increasing level of competition in the health care services industry;

●	The Company’s ability to continuously offer new and improved services and products;

●	The efficiency and effectiveness of WMGR sales and marketing efforts in building services and brand awareness;

●	The Company’s ability to identify and respond successfully to emerging trends in the health care services industry;

●	General economic conditions and consumer confidence;

●	The intellectual property and technical assistance of third parties.

WMGR may not be successful in executing its growth strategy. Failure to execute any material part of its growth strategy successfully would significantly impair the Company’s future growth. WMGR markets are highly competitive. We expect competition to increase and intensify as other companies enter our markets, many of which have or will have greater financial and other resources. Increased competition could result in price pressure and loss of market share, any of which could materially and adversely affect the Company business, revenue and operating results. In addition, WMGR expects new entrants will enter these markets and existing competitors may make significant investments to compete more effectively against its services. These competitors could develop technologies or architectures that make WMGR technologies obsolete. The Company’s ability to compete successfully depends on factors both within and outside of our control, including:

●	the functionality and performance of our services and those of WMGR competitors;

●	WMGR relationships with its customers and other industry participants;

●	prices of WMGR products / services and prices of its competitors’ services;

●	The Company’s ability to develop innovative products and services;

●	the actions of WMGR competitors, including merger and acquisition activity, launches of new products / services and other actions that could change the competitive landscape.

Competition for Business in the Company’s Industry is Intense

WMGR will face competition from other companies that are large and that have greater financial, marketing and other resources. Some of these competitors also have longer experience and more market recognition than we do. In particular, competition in the healthcare industry is based on many factors, including price, the general reputation and perceived financial strength of the company, relationships with essential partners and terms and conditions of the services offered.

Failure to Protect WMGR Intellectual Property Could Substantially Harm the Company’s Business

WMGR success and ability to compete will depend in part upon the Company’s ability to protect its intellectual property, including the intellectual property it licenses from third parties. The steps WMGR takes to protect intellectual property rights may not be adequate, particularly in foreign jurisdictions. Some of the Company’s products and technologies will not be covered by any patent or patent application if the believed patent protection of these products and technologies is not critical to the business strategy at the time. A failure to timely seek patent protection on products or technologies generally will preclude WMGR from seeking future patent protection on these products or technologies.

The Effects of Litigation on WMGR Business are Uncertain and Could Have an Adverse Effect on the Company Business

As is typical in the healthcare industry, WMGR could face risks associated with litigation of various types. WMGR cannot predict with any certainty whether it will be involved in such litigation in the future or what impact such litigation would have on business. The Company’s engagements will typically involve complex analyses and the exercise of professional judgment. As a result, it will be subject to the risk of professional liability. Litigation alleging that WMGR performed negligently or breached any other obligations could expose the Company to significant legal liabilities and, regardless of outcome, is often very costly, could distract Company management, could damage reputation, and could harm financial condition and operating results. WMGR will be not always able to include provisions in engagement or subscription agreements that are designed to limit exposure to legal claims relating to Company services. While WMGR will attempt to identify and mitigate our exposure with respect to liability arising out of our engagements, these efforts may be ineffective and an actual or alleged error or omission on the Company part or the part of its user or other third parties in one or more of engagements could have an adverse impact on results of operations.

9

Availability of Staff

WMGR business and development activities will be dependent on the availability of qualified staff in the particular areas where such activities are or will be conducted. Shortages of such staff may delay business and development activities and result in lower results. The Company’s future success strongly depends on the continued services of our then management and other key employees. If one or several of such management or key personnel were unable or unwilling to continue in their positions, WMGR might not be able to retain or replace them, as there is a very high demand in particular for experienced personnel and the search for personnel with the relevant skills can be time and cost consuming.

Further there is a risk that a member of the management or key personnel could join a competitor or establish a competing business which could lead to a loss of know-how, customers and further key professions and staff members. Any of these circumstances might have a material adverse effect on the financial conditions and/or business results. WMGR success will depend largely on its general ability to attract, develop, motivate, and retain highly skilled professionals. Further, The Company must successfully maintain the right mix of professionals with relevant experience and skill sets as we grow, as it expands into new product / service offerings, and as the market evolves. The loss of a significant number of Company professionals, the inability to attract, hire, develop, train, and retain additional skilled personnel, or failure to maintain the right mix of professionals could have a serious negative effect on WMGR, including its ability to manage, staff, and successfully complete our then-existing engagements and obtain new engagements. Qualified professionals are in great demand, and WMGR will face significant competition for both senior and junior professionals with the requisite credentials and experience. The Company principal competition for talent will probably come from other technology firms, as well as from organizations seeking to staff their internal professional positions. Many of WMGR competitors may be able to offer significantly greater compensation and benefits or more attractive lifestyle choices, career paths, or geographic locations. Therefore, The Company may not be successful in attracting and retaining the skilled consultants required to conduct and expand operations successfully.

International Operations Could Result in Additional Risks

In general, WMGR could be exposed to the following factors related to operating in overseas countries and regions in overseas operating business, including but not limited to:

●	political factors, including civil unrest, acts of terrorism, war, coups, civil war, local or global political or military tensions, diplomatic relations tensions or changes, confiscation or nationalisation of our assets;

●	fluctuations in the economy and financial markets;

●	changes in foreign government regulations or policies and the lack of a well-developed or independent legal system in foreign countries, which may create difficulties for us to enforce our contractual rights; and

●	unfamiliarity with local operating and market conditions, lack of understanding of local taxation, customs and other laws, regulations, standards and other requirements.

●	cultural and language differences;

●	employment laws and rules and related social and cultural factors;

●	currency fluctuations between the U.S. dollar and foreign currencies, which are harder to predict in the current adverse global economic climate;

●	restrictions on the repatriation of earnings;

●	potentially adverse tax consequences and limitations on our ability to utilize losses generated in our foreign operations;

10

●	different regulatory requirements and other barriers to conducting business;

●	different or less stable political and economic environments;

●	greater personal security risks for employees traveling to or located in unstable locations; and

●	civil disturbances or other catastrophic events.

Further, conducting business abroad will subject WMGR to increased regulatory compliance and oversight. A failure to comply with applicable regulations could result in regulatory enforcement actions as well as substantial civil and criminal penalties assessed against WMGR and its future employees.

The Company industry is subject to constant and rapid changes which may render its products / services less competitive or obsolete

The providing of health care services is subject to constant and rapid changes. Due to the evolving nature of our markets, our future success depends on our ability to accurately anticipate and respond to changes in industry standards, customer preferences and other market conditions. WMGR products and services could become obsolete because of faster than anticipated, or unanticipated, changes in one or more of the industry standards. If the Company fails to adapt successfully to changes or fails to obtain access to important new technologies, it may be unable to retain customers or attract new customers. Any decrease in demand for our products and services could adversely affect our business, results of operations and prospects. WMGR business will be dependent on information technology and will require additional investments in order to grow and meet the demands of its users. WMGR depends on the use of sophisticated technologies and systems.

If any Products and Services WMGR develops or markets do not achieve market acceptance, then the Company may not generate sufficient revenue

WMGR may not be able to achieve or maintain market acceptance over time if new products and services are introduced that are more favorably received than its products and services, are more cost effective, or render WMGR products and services obsolete. There can be no assurance that future developments in the Company industry will not make its product and service portfolio non-competitive or obsolete, or significantly reduce the Company’s operating margins or the demand for its offerings, or otherwise negatively impact its ability to be profitable.

Risk of Force Majeure Events

WMGR operations will be subject to uncertainties and contingencies beyond our control that could result in material disruptions and adversely affect our business results. Such risks may include war, riot, public disorder, civil commotion, fire, earthquake, flood, volcano eruption and other natural calamity, epidemics, outbreak of infectious diseases, terrorism, whether locally or nationwide, or incidents such as industrial accidents, electricity shortages, equipment failures, malfunction of information systems or other operational problems, strikes or other labor difficulties and disruptions of public infrastructure such as roads, ports or utilities. Any such disruption of the operations could have disrupting, limiting or delaying effects on WMGR sales, prevent the Company from meeting customers’ orders, increase costs or require to spend additional capital expenditures, each of which could materially and adversely affect our results of operation. Further force majeure events might also materially and adversely affect suppliers and therefore our processes. In such event, WMGR business and net assets, financial condition and results of operations may be materially and adversely affected.

WMGR May Never Achieve Profitability.

Because of the numerous risks and uncertainties associated with AI generally and specifically the development and commercialization of AI solutions, WMGR is unable to accurately predict the timing or amount of future revenue or expenses or when, or if, it will be able to achieve profitability. The size of future net losses will depend, in part, on the rate of growth or contraction of our expenses and the level and rate of growth, if any, of its revenues. WMGR expects to continue to expend substantial financial and other resources on, among other things:

●	investments to expand and enhance the WMGR platform and technology infrastructure, make improvements to the scalability, availability and security of our platform, and develop new products;

●	sales and marketing, including expanding our indirect sales organization and marketing programs, and expanding Company programs directed at increasing our brand awareness among current and new customers;

11

●	expansion of Company operations and infrastructure, both domestically and internationally; and

●	general administration, including legal, accounting and other expenses related to being a public company.

If the Company is unable to successfully commercialize its products or if revenue from any of its products that receives marketing approval is insufficient, it will not achieve profitability. Furthermore, even if the Company successfully commercializes its products, the planned investments may not result in increased revenue or growth of the business. The Company may not be able to generate net revenues sufficient to offset our expected cost increases and planned investments in our business and platform. As a result, WMGR may incur significant losses for the foreseeable future, and may not be able to achieve and sustain profitability. If the Company fails to achieve and sustain profitability, then it may not be able to achieve its business plan, fund our business or continue as a going concern.

WMGR quarterly results may fluctuate significantly and period-to-period comparisons of our results may not be meaningful.

WMGR quarterly results, including the levels of future revenue, if any, operating expenses and other costs, and operating margins, may fluctuate significantly in the future, and period-to-period comparisons of results may not be meaningful. Accordingly, the results of any one period should not be relied upon as an indication of future performance. In addition, quarterly results may not fully reflect the underlying performance of its business. Factors that may cause fluctuations in quarterly results include, but are not limited to:

●	WMGR’s ability to attract and retain existing partners, customers and to expand the Company’s business;

●	enacted or pending legislation effecting the healthcare industry;

●	changes in our pricing policies or those of our competitors;

●	the timing of our recognition of revenue and the mix of our revenues during the period;

●	the amount and timing of operating expenses and other costs related to the maintenance and expansion of our business, infrastructure and operations;

●	the amount and timing of operating expenses and other costs related to the development or acquisition of businesses, services, technologies or intellectual property rights;

●	the timing and impact of security breaches, service outages or other performance problems with our technology infrastructure and software solutions;

●	the timing and costs associated with legal or regulatory actions;

●	changes in the competitive dynamics of our industry, including consolidation among competitors, partners or customers;

●	loss of our executive officers or other key employees;

●	disruptions of or interference with our partners’ services; and

●	general economic and market conditions.

Fluctuations in quarterly results may negatively impact the value of our shares, regardless of whether they impact or reflect the overall performance of our business. If WMGR quarterly results fall below the expectations of investors or any securities analysts who follow its shares, or below any guidance it may provide, the price of the Company shares could decline substantially.

12

AI in the healthcare market is new and unproven, and it may decline or experience limited growth, which would adversely affect WMGR’s ability to fully realize the potential of its platform.

AI in the healthcare market is relatively new, and evaluating the size and scope of the market is subject to a number of risks and uncertainties. The Company believes that its future success will depend in large part on the growth of this market. WMGR’s ability to expand our business and extend market position depends upon a number of factors, including the cost, performance and perceived value of the WMGR platform and the applications developed for it. The perceived value of the Company platform and the applications we develop for it may be a function of estimated cost savings by healthcare providers using the WMGR platform, which may be difficult to accurately predict. Market opportunity and cost saving estimates are subject to significant uncertainty and are based on assumptions and estimates, including internal analysis and industry experience. Assessing the market for our solutions in each of the vertical markets the Company is competing in, or are planning to compete in, is particularly difficult due to a number of factors, including limited available information and rapid evolution of the market. The market for the WMGR platform and the applications developed for it may fail to grow significantly or be unable to meet the level of growth expected. As a result of these and other factors, WMGR may experience lower-than-expected demand for its products and services due to lack of partner, hospital and/or physician acceptance, technological challenges, competing products and services, decreases in spending by current and prospective customers, weakening economic conditions and other causes. If the market does not experience significant growth, or if demand for the platform does not increase in line with our projections, then WMGR business, results of operations and financial condition will be adversely affected.

If WMGR is not able to develop a strong brand for the platform and the applications developed for it and increase market awareness of our company and the platform and the applications developed for it, then the Company business, results of operations and financial condition may be adversely affected.

The Company believes that the success of its platform and the applications developed for it will depend in part on its ability to develop a strong brand identity for the Company and products, and to increase the market awareness of its platform and its capabilities. The successful promotion of WMGR brand will depend largely on continued marketing efforts and ability to offer high quality AI applications on platform and ensure that WMGR technology provides the expected benefits to customers. The Company also believes that it is important to be perceived as leaders in the AI-based medical market. The WMGR brand promotion and thought leadership activities may not be successful or produce increased revenue. In addition, independent industry analysts may provide reviews of the platform and of competing products and services, which may significantly influence the perception of the platform in the marketplace. If these reviews are negative or not as positive as reviews of WMGR competitors’ products and services, then the Company brand may be harmed.

The promotion of the WMGR brand also require us to make substantial expenditures, and we anticipate that these expenditures will increase as the industry becomes more competitive and as WMGR seeks to expand into new markets. These higher expenditures may not result in any increased revenue or in revenue that is sufficient to offset the higher expense levels. If the Company does not successfully maintain and enhance the brand, then the business may not grow, and pricing power may be reduced relative to competitors and the Company may lose customers, all of which would adversely affect business, results of operations and financial condition.

Failure to manage WMGR growth effectively could increase expenses, decrease revenue and prevent the Company from implementing its business strategy.

WMGR expects that its ability to generate revenues and achieve profitability will require substantial growth in its business, which will put a strain on management and financial resources. To manage this and anticipated future growth effectively, including as the Company expands into new clinical areas and geographic regions, the Company must continue to maintain and enhance platform and information technology infrastructure, as well as financial and accounting systems and controls. The Company also must attract, train and retain a significant number of qualified software developers and engineers, technical and management personnel, sales and marketing personnel and customer and partner support personnel. Failure to effectively manage rapid growth could lead to over-invest or under-invest in development and operations, resulting in weaknesses in the platform, systems or controls, give rise to operational mistakes, losses, loss of productivity or business opportunities and result in loss of employees and reduced productivity of remaining employees. Company growth could require significant capital expenditures and might divert financial resources from other projects such as the development of new products and services. If WMGR management is unable to effectively manage its growth, the expenses might increase more than expected, revenue could decline or grow more slowly than expected, and it might be unable to implement Company business strategy. The quality of WMGR products and services might suffer, which could negatively affect the Company reputation and harm its ability to retain and attract partners or customers.

13

If WMGR is unable to enhance or introduce new applications for the AI platform or other new products that achieve market acceptance and keep pace with technological developments, the business, results of operations and financial condition could be harmed.

The Company’s ability to attract new partners and customers and increase revenue from the Company’s then existing partners and customers depends in part on the Company’s ability to enhance and improve our applications for our AI software platform, increase adoption and usage of Company products and introduce new products and features for clinical decision support in acute care settings. The success of any enhancements or new products depends on several factors, including timely completion, adequate quality testing, actual performance quality, market-accepted pricing levels, regulatory approvals and overall market acceptance and demand. Enhancements and new products that WMGR develops may not be introduced in a timely or cost-effective manner, may contain defects, may have interoperability difficulties with the platform, or may not achieve the market acceptance necessary to generate significant revenue. If WMGR is unable to successfully enhance existing platform and capabilities to meet evolving customer requirements, increase adoption and usage of the platform, develop new products, or if efforts to increase the usage of WMGR products are more expensive than expected, then the business, results of operations and financial condition could be harmed.

WMGR will depend on licenses from third parties for certain technologies that it integrates into the AI platform and for which The Company pays royalties.

WMGR plan to integrate certain technologies developed and owned by third parties into its products, and will rely upon licenses from those third parties in order to use their technologies. Under license agreements, WMGR will be obligated to pay royalties on revenues generated by products that incorporate the third-party technology. If WMGR is unable to maintain contractual relationships with the third party licensors on which it depends, it may not be able to find replacement compatible technology to integrate into products on a timely basis or on similar economic terms. Also, as the platform becomes more complex, WMGR may not be able to integrate the software it licenses, or technology of other third parties that it may seek to integrate, in a seamless or timely manner due to a number of factors, including incompatible software applications, lack of cooperation from developers, insufficient internal technical resources, and the inability to secure the necessary licenses or legal authorizations required. In any such case, WMGR business, results of operations and financial condition may be materially adversely affected.

The WMGR AI Platform deploys on its partners’ infrastructure and the Company is therefore dependent on its partners’ infrastructure and the associated security, continuity and recovery structures in place. Any disruption of or interference with WMGR partners’ services would adversely affect the Company’s business operations.

WMGR software solutions are designed to be deployed through partners’ hardware and network infrastructure, regardless of whether the architecture is cloud-based or on premises. WMGR is therefore dependent on its partners’ infrastructure including for storage needs, including for all continuity, recovery and security needs. Given that solutions are designed to be used in acute medical care settings, WMGR success depends in part on the ability of users to access the platform at any time and within an acceptable amount of time. Users of WMGR solutions may experience disruptions, outages and other performance problems due to a variety of problems with our platform or partners’ infrastructure, including infrastructure changes, introductions of new applications and functionality, software errors and defects, capacity constraints due to an increasing number of users accessing platform simultaneously, or security related incidents. In addition, from time to time WMGR may experience limited periods of server downtime due to server failure or other technical difficulties (as well as maintenance requirements). Because the Company will also incorporate diverse software and hosted services from many third-party vendors, it may encounter difficulties and delays in integrating and synthesizing these applications and programs, which may cause downtimes or other performance problems. It may become increasingly difficult to maintain and improve performance, especially during peak usage times and as the platform becomes more complex and user traffic increases. In addition, if partners’ security is compromised, the platform could be unavailable to our customers, or if our customers are unable to use the platform within a reasonable amount of time or at all, then business, results of operations and financial condition could be materially adversely affected. If the platform is unavailable or if WMGR users are unable to access our platform within a reasonable amount of time or at all, our business would be adversely affected and our brand could be harmed. To the extent that WMGR does not effectively address capacity constraints, upgrade systems as needed, and continually develop technology and network architecture to accommodate actual and anticipated changes in technology, partners, hospitals and/or physicians may cease to use the WMGR platform and Company business and operating results may be adversely affected.

The security of the WMGR platform and the applications developed for it, networks or computer systems may be breached, which could have an adverse effect on business and reputation.

The WMGR platform and the applications developed for it may be subject to computer malware, viruses and computer hacking, all of which have become more prevalent in the industry. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, they may include the theft or destruction of data owned by us or customers, and/or damage to our platform. Any failure to maintain the performance, reliability, security and availability of our products and technical infrastructure to the satisfaction of our customers may harm WMGR reputation and its ability to retain existing customers and attract new users.

14

While WMGR has implemented procedures and safeguards that are designed to prevent security breaches and cyber-attacks, it may not be able to protect against all attempts to breach its systems, and it may not become aware in a timely manner of any such security breach. Unauthorized access to or security breaches of the platform, network or computer systems or those of our technology service providers, could result in the loss of business, reputational damage, regulatory investigations and orders, litigation, indemnity obligations, damages for contract breach, civil and criminal penalties for violation of applicable laws, regulations or contractual obligations, and significant costs, fees and other monetary payments for remediation. If customers believe that the WMGR platform does not provide adequate security for the storage or transmission of critical information, the business will be harmed.

The business model contemplates that the users of its products will process and transmit patients’ medical data. End users of WMGR products may transmit a significant amount of personal or identifying information through the platform, which may be transmitted inappropriately and therefore be revealed to unauthorized third parties. In addition, the health and research institutions which provide the Company with data for purposes of training algorithms may inadvertently fail to de-identify data (when regulated) prior to sending it to us which then places on us the responsibility of handling that sensitive information in accordance with applicable law. In addition, there may be additional agreements for use of data in connection with the research and development of WMGR products. Privacy and data security have become significant issues in the United States and in other jurisdictions where the Company may offer our software solutions. The regulatory framework relating to privacy and data security issues worldwide is evolving rapidly and is likely to remain uncertain for the foreseeable future. Federal, state, local and foreign government bodies and agencies have in the past adopted, or may in the future adopt, laws and regulations regarding the collection, use, processing, storage and disclosure of personal or identifying information obtained from customers and other individuals, and these laws may create varied and potentially conflicting requirements. In addition to government regulation, privacy advocates and industry groups may propose various self-regulatory standards that may legally or contractually apply to our business. Because the interpretation and application of many privacy and data security laws, regulations and applicable industry standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in a manner inconsistent with WMGR existing privacy and data management practices. As WMGR expands into new jurisdictions or verticals, we will need to understand and comply with various new requirements applicable in those jurisdictions or verticals.

To the extent applicable to WMGR business or the businesses of our end users, these laws, regulations and industry standards could have negative effects on Company business, including by increasing our costs and operating expenses, and delaying or impeding our deployment of new core functionality and products. Compliance with these laws, regulations and industry standards requires significant management time and attention, and failure to comply could result in negative publicity, subject us to fines or penalties or result in demands that we modify or cease existing business practices. In addition, the costs of compliance with, and other burdens imposed by, such laws, regulations and industry standards may adversely affect our end users’ ability or desire to collect, use and process personal information using our software solutions, which could reduce overall demand for them. Even the perception of privacy and data security concerns, whether or not valid, may inhibit market acceptance of our software solutions in certain verticals. Furthermore, privacy and data security concerns may cause our end users or their employees and other industry participants to resist providing the personal information necessary to allow our customers to use WMGR applications effectively. Any of these outcomes could adversely affect WMGR business and operating results.

Furthermore, WMGR business requires continued access to non-public third-party medical imaging and related data that are used as training data for the platform and to develop applications for it. If end-users refuse or limit our access to relevant information on grounds of privacy it will inhibit our ability to continue to improve our platform and the applications we develop for it and thereby could adversely affect the business, operating results and competitiveness. In the event that regulated data is used or disclosed inappropriately, we have an obligation to notify regulators and/or impacted individuals and may incur breach notification related costs.

Any failure to properly train the Company’s partners or end users concerning the proper use of the products may adversely affect its ability to successfully deploy products and could ultimately harm the Company’s reputation and results of operations.

WMGR’s ability to retain existing partners and end users, and attract new partners and end users, depends in part on our ability to properly train our partners and ensure that they maintain a consistently high level of customer service and technical support. End users may depend on service support teams of our partners to assist them in utilizing our platform effectively and to help them to resolve issues quickly and to provide ongoing support. If we are unable to ensure (whether contractually or practically) that our partners hire and train sufficient support resources, or if our partners are otherwise unsuccessful in assisting end users effectively, it could adversely affect our ability to retain existing partners and end users, and could cause prospective end users to refrain from adopting our platform. Our partners may be unable to respond quickly enough to accommodate short-term increases in demand for customer support. We also may be unable to modify the nature, scope and delivery of our training and support to our partners to compete with changes in the support services provided by our competitors. Increased demand for such support, without corresponding revenue, could increase our costs and adversely affect our business, results of operations and financial condition. Our sales are highly dependent on our business reputation and on positive recommendations from end users. Any failure of ours to properly train our partners, or if our partners fail to maintain high-quality customer support to end users, or even a market perception that our solutions are not backed by high-quality customer support, could adversely affect our reputation, business, results of operations and financial condition.

15

WMGR will depend on its executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain highly skilled personnel could adversely affect Wellness’ business.

The Company’s success is conditioned upon the services of its management team, which is in the process of being developed. WMGR will rely on its leadership team in the areas of strategy and implementation, research and development, operations, regulatory, security, marketing, sales, support and general and administrative functions. Knowledge of the AI platform, and products is concentrated among a small number of individuals. Members of the executive team as well as key clinical, scientific and technical personnel may resign at any time and there can be no assurance that we will be able to continue to retain such personnel. Further, the Company does not have key-man insurance on any of the management team at this time. If the Company cannot recruit suitable replacements in a timely manner, the business and operations could be adversely impacted and the relationships with key customers and suppliers could be disrupted.

If WMGR is unable to hire, retain and motivate qualified personnel, the business could suffer.

The Company’s future success depends, in part, on its ability to attract and retain highly skilled personnel. WMGR believes that there is, and will continue to be, intense competition for highly skilled management, engineering, data science, sales and other personnel with experience in the industry, where the research and development and a substantial part of the Company’s executive activities are located. We must provide competitive compensation packages and a high-quality work environment to hire, retain and motivate employees. If WMGR are unable to retain and motivate our existing employees and attract qualified personnel to fill key positions, the Company may be unable to manage our business effectively, including the development, marketing and sale of our products, which could adversely affect our business, results of operations and financial condition. To the extent WMGR hires personnel from competitors, it also may be subject to allegations that they have been improperly solicited or that they have divulged proprietary or other confidential information.

Volatility in, or lack of performance of, WMGR share price may also affect its ability to attract and retain key personnel. Many of our key personnel are, or will soon be, vested in a substantial number of shares or options. Employees may be more likely to terminate their employment with us if the shares they own or the shares underlying their vested options have significantly appreciated in value relative to the original purchase prices of the shares or the exercise prices of the options, or, conversely, if the exercise prices of the options that they hold are significantly above the trading price of our shares. If WMGR is unable to retain our employees, our business, results of operations and financial condition could be adversely affected.

Control of the Company

As set forth in Item 4, Security Ownership of Certain Beneficial Owners and Management, DAC Industries Inc., a company controlled by Barry Migliorini, our Chief Executive Officer and Director, owns 1,000,000 shares of our Series A Preferred Stock which gives Mr. Migliorini effective voting control of the Company, and, as such, Mr. Migliorini has the power to effect all material decisions involving the Company.

Risks Related to Regulatory Matters

WMGR is subject to costly and complex laws and governmental regulations and any adverse regulatory action may materially adversely affect financial condition and business operations.

WMGR AI applications, including software solutions that contain algorithms or AI, are subject to regulation by numerous government agencies, including the FDA and comparable agencies outside the United States. To varying degrees, each of these agencies requires WMGR to comply with laws and regulations governing the development, testing, manufacturing, labeling, marketing, and distribution of Company products. Congress recently passed the 21st Century Cures Act, or the Cures Act, which amended certain provisions of the Federal Food, Drug and Cosmetic Act, or the FDCA, related to medical devices and software. The Cures Act amended the definition of “medical device” to exclude several types of software and digital health solutions from the FDA’s medical device requirements and to ease the path to market for novel devices and products. The FDA has interpreted this law to exclude from regulation certain clinical decision support, or CDS, tools that are intended to aid in diagnosis, treatment or health management. However, the FDA intends to regulate other categories of CDS, software, algorithms and AI tools depending on the functions and intended use of those products. Recent changes to FDA regulations and advances in AI have also generated compliance uncertainty across a variety of industry and settings, including about which legal and regulatory frameworks should apply to current and future iterations. However, the FDA currently regulates CDS and software-based devices and tools that analyze medical and diagnostic images for patient treatment or diagnosis. Further, the FDA regulates Picture Archiving and Communications Systems, or PACS, or those devices that “provide one or more capabilities relating to the acceptance, transfer, display, storage, and digital processing of medical images” and whose software components may “provide functions for performing operations related to image manipulation, enhancement, compression or quantification” under 21 C.F.R. § 892.2050(a). PACS must obtain a 510(k) before commercialization in the United States. The FDA is concerned with the accuracy of alterations, modifications, measurements, or analysis to or of images that could affect the accuracy of treatment and diagnosis decisions made using such data.

16

To the extent necessary, WMGR may not be able to obtain or maintain marketing clearance for Company products or enhancements or modifications to existing products. The Company has no FDA approved products, and currently has no need to obtain such approval. However, if and when required, it may not receive approvals on a timely basis, if at all. The failure to maintain approvals or obtain approval or clearance for new products or functions could have a material adverse effect on our business, results of operations, financial conditions and cash flows. Even if it is able to obtain such approval or clearance, it may:

●	take a significant amount of time;

●	require the expenditure of substantial resources;

●	involve stringent clinical and pre-clinical testing, as well as increased post-market compliance requirements and surveillance;

●	result in the Company being viewed as practicing medicine by providing analytics;

●	involve modifications, repairs, or replacements of its products; and

●	result in limitations on the proposed uses and marketing of its products.

Further, if the FDA or other applicable regulatory authorities approve or clear a similar product that competes with WMGR AI applications, it could decrease expected sales. Both before and after a product is commercially released, the Company has ongoing responsibilities under FDA regulations. It is expected that WMGR facilities and procedures and those of suppliers will also be subject to periodic inspections by the FDA to determine compliance with the FDA’s requirements, including primarily the quality system regulations and medical device reporting regulations. The results of these inspections can include inspectional observations on FDA’s Form-483, warning letters, or other forms of enforcement. Since 2009, the FDA has significantly increased its oversight of companies subject to its regulations by hiring new investigators and increasing inspections of manufacturing facilities. If the FDA were to conclude that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable health risk, the FDA could prohibit us from marketing such medical devices, detain or seize adulterated or misbranded medical devices, order a recall, repair, replacement, or refund of such devices, refuse to grant pending pre-market approval applications or require certificates of non-U.S. governments for exports, or require us to notify health professionals and others that the devices present unreasonable risks of substantial harm to the public health. The FDA may also assess civil or criminal penalties against us, our officers or employees and impose operating restrictions on a company-wide basis, or enjoin or restrain certain conduct resulting in violations of applicable law. The FDA may also recommend prosecution to the U.S. Department of Justice. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively marketing and selling our products and limit our ability to obtain future pre-market clearances or approvals, and could result in a substantial modification to business practices and operations.

WMGR’s ability to generate product revenue is dependent on the success of the application of Company AI applications. The Company is in the early stage of developing our products. FDA clearance may require significant additional discovery efforts, preclinical testing and studies, as well as applicable regulatory guidance for preclinical and clinical studies from the FDA and other regulatory authorities before we can seek regulatory clearance and begin commercial sales of any potential products. The design and execution of clinical trials to support FDA clearance of our AI Application is subject to substantial risk and uncertainty. Clinical development is a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Clinical failure can occur at any stage of clinical development. The Company relies on third parties to conduct our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, or if they terminate their agreement with us, we may not be able to obtain regulatory clearance for or commercialize products.

The regulatory clearance processes of the FDA are lengthy, time consuming and inherently unpredictable, and if WMGR is ultimately unable to obtain regulatory clearance for products, Company business will be substantially harmed.

In addition, the marketing license for any product is limited by the FDA to those specific indications and conditions for which clinical safety and efficacy have been demonstrated. The FDA has taken the position that device manufacturers are prohibited from promoting their products other than for the uses and indications set forth in the approved product labeling. The U.S. government has initiated a number of enforcement actions against manufacturers that promote products for “off-label” uses, including actions alleging that federal health care program reimbursement of products promoted for “off-label” uses (or services in which such products are utilized) constitute false and fraudulent claims to the government. The failure to comply with “off-label” promotion restrictions can result in significant civil or criminal exposure, administrative obligations and costs, or other potential penalties from, or agreements with, the federal government. Further, clinical practice guidelines and recommendations published by various organizations could have significant influence on the use of AI applications.

17

WMGR has been accused of selling products which have not been approved by the FDA.

The Company has recently received notices/inquiries from the office of the Los Angeles City Attorney and the U.S. House of Representatives Committee on Oversight and Reform which related to the advertising and sale of home test kits for COVID-19. The Company has responded that it has never marketed or sold test kits and that any possible marketing or sales were from sites unrelated to the Company’s site.

Product liability lawsuits against WMGR could cause substantial liabilities and limit commercialization of our AI applications and any other products that are developed.

A product liability or professional liability claim could result in substantial financial and reputational damages and be costly and time-consuming for us to defend. Although WMGR plans to maintain liability insurance, including for errors and omissions, it cannot assure that its insurance would fully protect it from the financial impact of defending against these types of claims or any judgments, fines or settlement costs arising out of any such claims. Any liability claim, including an errors and omissions liability claim, brought against us, with or without merit, could increase its insurance rates or prevent us from securing insurance coverage in the future. Additionally, any liability lawsuit could cause injury to WMGR reputation or cause the Company to suspend sales of software solutions. The occurrence of any of these events could have an adverse effect on business, reputation and results of operations.

If the Company fails to comply with applicable health information privacy and security laws and other state and federal privacy and security laws, it may be subject to significant liabilities, reputational harm and other negative consequences, including decreasing the willingness of current and potential customers to work WMGR.

WMGR will be subject to data privacy and security regulation by both the federal government and the states in which the Company conducts its business. The Health Insurance Portability and Accountability Act of 1996, or HIPAA, established uniform federal standards for “covered entities,” which include certain healthcare providers, healthcare clearinghouses, and health plans, governing the conduct of specified electronic healthcare transactions and protecting the security and privacy of protected health information, or PHI. The Health Information Technology for Economic and Clinical Health Act, or HITECH Act, which became effective on February 17, 2010, makes HIPAA’s security standards directly applicable to “business associates,” which are independent contractors or agents of covered entities that create, receive, maintain, or transmit PHI in connection with providing a service for or on behalf of a covered entity. The HITECH Act also increased the civil and criminal penalties that may be imposed against covered entities, business associates and certain other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA’s requirements and seek attorney’s fees and costs associated with pursuing federal civil actions.

A portion of the data that WMGR plans to obtain and handle for or on behalf of certain of users will be considered PHI, subject to HIPAA. The Company will also be required to maintain similar business associate agreements with our subcontractors that have access to PHI of customers in rendering services to the Company or on its behalf. Under HIPAA and our contractual agreements with our HIPAA-covered entity health plan customers, we will be considered a “business associate” to those customers, and will be required to maintain the privacy and security of PHI in accordance with HIPAA and the terms of the business associate agreements with the individuals, including by implementing HIPAA-required administrative, technical and physical safeguards. We will incur significant costs to establish and maintain these safeguards and, if additional safeguards are required to comply with HIPAA regulations or the individual’s requirements, the costs could increase further, which would negatively affect our operating results. Furthermore, WMGR cannot guarantee that such safeguards have been and will continue to be adequate. If the Company fails, or fails in the future, to maintain adequate safeguards, or WMGR or its agents or subcontractors use or disclose PHI in a manner prohibited or not permitted by HIPAA, Company subcontractor business associate agreements, or business associate agreements with customers, or if the privacy or security of PHI that WMGR obtains and handle is otherwise compromised, the Company could be subject to significant liabilities and consequences, including, without limitation:

●	breach of contractual obligations to users, which may cause users to terminate their relationship with WMGR and may result in potentially significant financial obligations to Company users;

●	investigation by the federal and state regulatory authorities empowered to enforce HIPAA and other data privacy and security laws, which include the U.S. Department of Health and Human Services the Federal Trade Commission and state attorneys general, and the possible imposition of civil and criminal penalties;

●	exposure to personal data by third party providers;

●	private litigation by individuals adversely affected by any misuse of their personal health information for which WMGR is responsible and/or breach notification related costs; and

●	negative publicity, which may decrease the willingness of potential future customers to work with WMGR and negatively affect sales and operating results.

18

Further, WMGR will publish statements to end users of Company services that describe how the Company plans to handle and protect personal information. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, WMGR may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, damage to our reputation and costs of responding to investigations, defending against litigation, settling claims and complying with regulatory or court orders.

Recent legal developments in Europe have created compliance uncertainty regarding certain transfers of personal data from Europe to the United States. For example, the General Data Protection Regulation (GDPR), which came into application in the European Union (EU) on May 25, 2018, applies to all of Company activities conducted from an establishment in the EU or related to products and services that we offer to EU users. The GDPR created a range of new compliance obligations which may cause WMGR to change business practices, and significantly increased financial penalties for noncompliance (including possible fines of up to 4% of global annual turnover for the preceding financial year or €20 million (whichever is higher) for the most serious infringements). The state of California has enacted similar legislation.

Federal or state governmental authorities may impose additional data security standards or additional privacy or other restrictions on the collection, use, maintenance, transmission and other disclosures of health information. Legislation has been proposed at various times at both the federal and the state level that would limit, forbid or regulate the use or transmission of medical information outside of the United States. Such legislation, if adopted, may render our use of off-shore partners for work related to such data impracticable or substantially more expensive. Alternative processing of such information within the United States may involve substantial delay in implementation and increased cost.

If WMGR fails to comply with federal and state healthcare laws and regulations, including those governing submission of false or fraudulent claims to government healthcare programs and financial relationships among healthcare providers, WMGR may be subject to civil and criminal penalties or loss of eligibility to participate in government healthcare programs.

WMGR may be subject to certain federal and state laws and regulations designed to protect patients, governmental healthcare programs, and private health plans from fraudulent and abusive activities. These laws include anti-kickback restrictions and laws prohibiting the submission of false or fraudulent claims. These laws are complex and their application to our specific products, services and relationships may not be clear and may be applied to business in ways that the Company does not anticipate. Federal and state regulatory and law enforcement authorities have recently increased enforcement activities with respect to Medicare and Medicaid fraud and abuse regulations and other reimbursement laws and rules. From time to time in the future, WMGR may receive inquiries or subpoenas to produce documents in connection with such activities. The Company could be required to expend significant time and resources to comply with these requests, and the attention of our management team could be diverted to these efforts. If WMGR is found to be in violation of any federal or state fraud and abuse laws, it could be subject to civil and criminal penalties, and it could be excluded from participating in federal and state healthcare programs such as Medicare and Medicaid. The occurrence of any of these events could significantly harm our business and financial condition.

Provisions in Title XI of the Social Security Act, commonly referred to as the federal Anti-Kickback Statute, prohibit the knowing and willful offer, payment, solicitation or receipt of remuneration, directly or indirectly, in cash or in kind, in return for or to induce either the referral of an individual or arranging for the referral of an individual for items or services for which payment may be made in whole or in part by a federal health care program, or the purchasing, leasing, ordering, or arranging for or recommending the purchasing, leasing, or ordering of items, services, goods, or facilities for which payment may be made, in whole or in part, by a federal healthcare program, including but not limited to Medicare or Medicaid. The definition of “remuneration” has been broadly interpreted to include anything of value such as gifts, discounts, rebates, waiver of payments or providing anything at less than its fair market value. Many states have adopted similar prohibitions against kickbacks and other practices that are intended to induce referrals which are applicable to all patients regardless of whether the patient is covered under a governmental health program or private health plan. WMGR attempts to scrutinize business relationships and activities to comply with the federal Anti-Kickback Statute and similar laws and we generally attempt to structure our sales and group purchasing arrangements in a manner that is consistent with the requirements of applicable safe harbors to these laws. The Company cannot assure, however, that its arrangements will be protected by such safe harbors or that such increased enforcement activities will not directly or indirectly have an adverse effect on our business, financial condition or results of operations. Any determination by a state or federal agency that any of Company activities or those of its vendors violate any of these laws could subject us to civil or criminal penalties, monetary fines, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, could require WMGR to change or terminate some portions of operations or business, could disqualify it from providing services to healthcare providers doing business with government programs and, thus, could have an adverse effect on business.

19

WMGR business will also be subject to numerous federal and state laws regarding submission of false or fraudulent claims, including without limitation the civil False Claims Act, which forbids knowingly presenting or “causing to be presented” false or fraudulent claims for payment to a federal health care program. Analogous state laws and regulations may apply to our arrangements and our customers’ claims involving healthcare items or services reimbursed by non-governmental third-party payors. Additionally, HIPAA also imposes criminal and civil liability for, among other things, executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters.

These laws and regulations may change rapidly, and it is frequently unclear how they apply to business. Errors created by our products that relate to entry, formatting, preparation or transmission of claim or cost report information may be determined or alleged to be in violation of these laws and regulations. Any failure of WMGR products or services to comply with these laws and regulations could result in substantial civil or criminal liability, monetary fines, disgorgement, individual imprisonment, contractual damages, reputational harm, diminished profits and future earnings and curtailment of operations, could adversely affect demand for our one or more of Company offerings, could invalidate all or portions of some of Company customer contracts, could require us to change or terminate some portions of our business, could require WMGR to refund certain amounts collected, could cause the Company to be disqualified from serving individuals doing business with government payors and could have an adverse effect on business.

WMGR activities will also be subject to state and federal self-referral laws, including the federal Physician Self-referral Law, commonly known as the Stark Law, which prohibits physicians from referring patients to an entity for Medicare-covered “designated health services” if the physician, or a member of the physician’s immediate family, has a financial relationship with the entity, unless a statutory or regulatory exception applies. Many states have similar laws that may apply regardless of payor. In addition, our activities may also implicate state laboratory licensure laws, as well as the corporate practice of medicine prohibition in certain states that maintain such laws or regulations. Failure to abide by these state and federal laws could expose the company to criminal, civil and administrative sanctions, reputational harm, and could harm results of operations and financial conditions.

Additionally, WMGR future marketing efforts could be construed as multi-level marketing in the online affiliate and reward aspects of its programs or with regard to loyalty and referral points or fees.

If WMGR does not meet the expectations of equity research analysts, if they do not publish research or reports about WMGR business or if they issue unfavorable commentary or downgrade WMGR shares, the price of Company shares could decline.

The trading market for our shares may rely in part on the research and reports that equity research analysts publish about WMGR and its business. The analysts’ estimates are based upon their own opinions and are often different from Company estimates or expectations. If WMGR results of operations are below the estimates or expectations of public market analysts and investors, Company share price could decline. Moreover, the price of WMGR shares could decline if one or more securities analysts downgrade Company shares or if those analysts issue other unfavorable commentary or cease publishing reports about WMGR or its business.

20

WMGR will incur increased costs as a result of operating as a public company, and management will be required to devote substantial time to new compliance initiatives.

As a public company whose shares are traded in the United States, WMGR will incur accounting, legal and other expenses, including costs associated with our reporting requirements under the Securities Exchange Act of 1934. Furthermore, changes in the laws and regulations affecting public companies will result in increased costs to us as we respond to their requirements. These laws and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. WMGR cannot predict or estimate the amount or timing of additional costs we may incur in order to comply with such requirements.

Risks relating to the Common Stock

Resale of Shares

WMGR Shares are currently trading on the OTC Pink Market on a very limited basis. There can be no assurance that a liquid market for the Shares will develop or, if it does develop, that it will continue. If a market does develop, it may not be liquid. Therefore, investors may not be able to sell their Shares easily or at prices that will provide them with yield comparable to similar investments that have a developed secondary market. Illiquidity may have a severely adverse effect on the market value of the Shares and investors wishing to sell the Shares might therefore suffer losses.

WMGR stock price may be volatile, or may decline regardless of operating performance, and you could lose all or part of your investment

Even if an active trading market exists, the market value of our common stock could be subject to significant fluctuations after this offering in response to the factors described in this “Risk factors” section and other factors, many of which are beyond our control. Among the factors that could affect our stock price are:

●	actual or anticipated variations in our quarterly and annual operating results or those of other companies in the Company's industry;

●	changes in market valuations of companies perceived to be similar to WMGR;

●	changes in WMGR Board of Directors, senior management or other key personnel;

●	sales of WMGR common stock, including by Company directors, executive officers and principal stockholder;

●	any indebtedness WMGR may incur or securities the Company may issue in the future;

●	actions by stockholders.

The Company’s common stock may be considered a “penny stock,” and a shareholder may have difficulty selling shares in the secondary trading market

The Company’s common stock may be subject to certain rules and regulations relating to “penny stock” (generally defined as any equity security that has a price less than $5.00 per share, subject to certain exemptions). Broker-dealers who sell penny stocks are subject to certain “sales practice requirements” for sales in certain nonexempt transactions (i.e., sales to persons other than established customers and institutional “qualified investors”), including requiring delivery of a risk disclosure document relating to the penny stock market and monthly statements disclosing recent price information for the penny stocks held in the account, and certain other restrictions. For as long as the Company’s common stock is subject to the rules on penny stocks, the market liquidity for such securities could be significantly limited. This lack of liquidity may also make us more difficult for the Company to raise capital in the future through sales of equity in the public or private markets.

21

Item 2. Financial Information

Management´s Discussion and Analysis of Financial Condition and Results of Operations

Upon effectiveness of this Registration Statement, we will file with the SEC annual and semi-annual information and other reports as required under the terms of Regulation A. Thus, we will need to ensure that we will have the ability to prepare, on a timely basis, financial statements that comply with SEC reporting requirements following the effectiveness of this registration statement. We will also become subject to other reporting and corporate governance requirements, including the listing standards of any securities exchange upon which we may list our Common Stock, and the provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the regulations promulgated thereunder, which impose significant compliance obligations upon us. As a public company, we will be required, among other things, to:

●	Prepare and distribute reports and other stockholder communications in compliance with our obligations under the federal securities laws and the applicable national securities exchange listing rules;

●	Define and expand the roles and the duties of our Board of Directors and its committees;

●	Institute more comprehensive compliance, investor relations and internal audit functions;

●	Evaluate and maintain our system of internal control over financial reporting, and report on management’s assessment thereof, in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and related rules and regulations of the SEC; and,

●	Involve and retain outside legal counsel and accountants in connection with the activities listed above.

The significant obligations related to being a public company will continue to require a significant commitment of additional resources and management oversight that will increase our costs and might place a strain on our systems and resources. As a result, our management’s attention might be diverted from other business concerns. In addition, we might not be successful in implementing and maintaining controls and procedures that comply with these requirements. If we fail to maintain an effective internal control environment or to comply with the numerous legal and regulatory requirements imposed on public companies, we could make material errors in, and be required to restate, our financial statements. Any such restatement could result in a loss of public confidence in the reliability of our financial statements and sanctions imposed on us by the SEC.

As of the date hereof, the Company has no material operations. The business plan of the Company is to develop technologically advanced healthcare models in a Virtual Reality/AR Creative Artificial Intelligence (CAI) Platform by fully integrating the health & wellness industry networks and program tools. The plan is to have the Wellness Matrix Group brand be defined by its offering of the “Best of the Best” Doctors and methodologies with genome analysis, monitoring and predictive modeling simulation providing a advanced Wellness Program for Quality of Life Longevity. Subject to available capital, the Company intends to develop relationships, joint ventures of the following items:

●	Informational health website

●	To provide wellness education and marketing system for medical providers in US

●	To build an Artificial Intelligence Medical system platform:

●	Futuristic Medical clinics, robotics

●	MANU the AI bot to answer medical questions, connect you with a Doctor, Nurse or medical billing matters

●	Virtual Reality 3D world, utilizing AI & AR

22

●	Create interactive VR environments for patient-Dr relations and global education

●	To incorporate and implement medical billing and universal basic income for patient record tracking with Supera BioMetrics Identification

Over the next twelve months, our goal is to accomplish the following:

1.       We expect to sell approved test kits using the internet/social media to determine an individual’s health traits with a target of 100,000 kits and revenue of $1,000,000 over this period. We expect that the launch will require the expenditure of approximately $25,000 which we currently have.

2.       We believe that starting in month two a percentage of the customers who will purchase our kits will then purchase our nutritional formulas so we will incur minimal acquisition cost which in turn will result in additional sales with our target to be approximately $7,000,000 in sales over the next 12 months.

3.       Likewise we expect sales of wearables will come from existing customers with minimal acquisition cost. We also expect marketing contributions from our suppliers starting in month 3. We are targeting $1,000,000 in sales over the next 12 months.

4.       We anticipate that that building software and AI to create data analytics from the test kits, formulas and wearables will require approximately $500,000 which we expect to receive from our revenues or external funding with targeted revenues beginning in month 6 of $2,000,000 for the year.

5.       At some time during the year, we plan on entering into contracts with large employer groups and companies with large customer bases to utilize our data analytics and outcome results who will use such information to save money on insurance costs. The contracts are expected to be structured as revenue sharing arrangements with the counterparties. We are targeting revenues of $5,000,000 for the year.

6.       COVID-19 offers many opportunities to utilize all aspects of our marketing channels, infrastructure and AI with data tracking to expand all aspects but revenues are unpredictable and depend on how long the virus influences lifestyles.

The targets set forth above our best present estimates based on the information we currently have and could change depending on factors discussed in the RISK FACTORS section above, and the rapidly changing healthcare environment as well as the customer acceptance of our products. Net income from sales of product will depend in part on cost of goods sold.

Results of Operations—Comparison of the Years Ended April 30, 2019 and 2018

Revenue

WMGR had no revenues from operations during either 2019 or 2018. We have focused our efforts on building our business model.

23

General and Administrative Expense

General and Administrative Expenses were $78,137 for the year ended April 30, 2019, compared to $34,097 for the year ended April 30, 2018.

Interest Expense

Interest expense was $8,951 for the year ended April 30, 2019 and $4,915 for the year ended April 30, 2018.

Net Loss

WMGR had a net loss of $87,088 (comprehensive loss of $81,841) for the year ended April 30, 2019 compared to a net loss of $39,012 (comprehensive loss of $44,920) for the year ended April 30, 2018.

Liquidity and Capital Resources

WMGR has incurred negative cash flow from operations since our inception. As of April 30, 2019, the Company had cash of $54,998, and an accumulated deficit of $221,008. The Company’s negative operating cash flow since inception has been funded through affiliate and stockholder loans.

The financial statements accompanying this Report have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying financial statements, WMGR had a net loss of $87,088 and used $73,335 of cash flow from operations for the year ended April 30, 2019, and an accumulated deficit of $221,008 as of April 30, 2019. These factors raise substantial doubt about WMGR’s ability to continue as a going concern. Our ability to continue as a going concern is dependent on the Company’s ability to raise additional funds and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Item 3.	Properties

We neither rent nor own any properties. We utilize the office space and equipment of our management at no cost. Management estimates such amounts to be immaterial. We currently have no policy with respect to investments or interests in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities.

24

Item 4.	Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of February 13, 2020, the number of shares of common stock owned of record and beneficially by our executive officers, directors and persons who beneficially own more than 5% of the voting power of our capital stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)(3)
Chanzong Huayan LLC	300,000,000 Common(2)	82.75%

DAC Industries Inc (3) 17011 Beach Blvd. 9th Floor Huntington Beach, CA 92647	1,000,000 Series A Preferred	100%

Marjax Property Management, LLC (5)	25,000,000 Common	6.8%

Joshua Patterson	–	–

David Todt	250,000 Common (4)	–

Mark Moskowitz	250,000 Common (4)	–

Bruce Barren	250,000 Common (4)	–

Desiree Cox	250,000 Common (4)	–

Bernie Rice	250,000 Common (4)	–

Roy Landers	250,000 Common (4)	–

Sheldon Jordan	250,000 Common (4)	–

Francesco Simplicio	250,000 Common (4)	–

David Todt	250,000 Common (4)	–

Olivia Parr Rud	250,000 Common (4)	–

Directors and Officers as a group (11 persons) beneficially own 1,750,000 shares of Common Stock plus 1,000,000 Series A Preferred beneficially owned by Barry Migliorini.

__________________________

(1)	Based on the voting power of the Company’s capital stock consisting of 364,250,004 common shares outstanding as of February 13, 2020 and 1,000,000 Series A Preferred Stock outstanding equating to One Hundred Billion votes.

(2)

The beneficial owners of the shares are Mark Moskowitz, Costas Katsoulis and William Daly, who have the sole right under the Operating Agreement of Chanzong Huayan LLC to make all decisions regarding the voting and disposition of Chanzong’s interest in any entity which is publicly traded in the United States.

(3)	DAC Industries LLC is controlled by Barry Migliorini, the Company’s Chief Executive Officer and Director. Ownership of the one million (1,000,000) Preferred A shares issued, equates to One Hundred Billion votes but converts to only One Million (1,000,000) shares. Therefore, the common and preferred gives Mr. Migliorini effective voting control of the Company on a fully diluted basis.

(4)	Pursuant to Stock Award Agreements dated as of February 13, 2020, the outside directors and Chief Financial Officer of the Company were each granted 250,000 shares of restricted stock.

(5)	James Camuso is the manager of Marjax Property Management LLC. Marjax also owns 50,000 shares of the Company’s Series B Preferred Stock, which contains a blocker provision restricting the exercise of such shares above 4.9%.

25

Item 5.	Directors and Executive Officers

1.	DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position
Barry Migliorini	51	Chief Executive Officer, Director (1)
Joshua Patterson	38	President and Senior Software Architect
Mark Moskowitz	72	Secretary, Treasurer, Director
Bruce Barren	77	Chief Operating Officer, Director
David Todt	60	Chief Financial Officer
Dr. Desiree Cox	55	Director
Olivia Parr Rud	69	Director
Bernie Rice	65	Director
Roy Landers	73	Director
Dr. Sheldon Jordan	70	Director
Dr. Francesco Simplicio	65	Director

_________

Barry Migliorini, CEO and Director

Barry Migliorini has served as our CEO/Chairman of the Board of Directors since the acquisition of control of the Company by DAC Industries, LLC (“DAC”). DAC provides business consulting and management services. Mr. Migliorini acts as its President and is responsible for business development and day to day operations. This Company believes that Mr. Migliorini’s duties with DAC will not result in any material conflict of interest in connection with his responsibilities as the Company’s Chief Executive Officer. Mr. Migliorini has been an investment professional since 1983. While attending the University of Southern California Mr. Migliorini interned at Drexel Burnham Lambert and E.F. Hutton, and later worked at such prestigious firms as Lehman Brothers, AG Edwards and Kidder Peabody before becoming the head of Investment Banking and stock option financing for National Capital. For the past ten years. Mr. Migliorini was acting managing partner of BGM International, a company he founded to consult with and incubate micro-cap companies. Mr. Migliorini has been a guest speaker at numerous financial conferences as well as many of the Nation’s most prestigious Universities and Business Schools. Mr. Migliorini holds a BS in Business Administration.

WMGR believes that Mr. Migliorini's experience in the securities industry as well as the managerial skills he developed during such tenure provide ample qualification for Mr. Migliorini to serve as an officer and director for our Company. As a result of his duties and responsibilities with DAC, Mr. Migliorini intends to devote approximately 5 hours per week to the development of our business, but has agreed to increase such time if requested by the Company.

Joshua Patterson, President, Senior Software Architect

Joshua Patterson began on, May 7, 2019, and has provided Web Development, Design, and Creative Strategy consulting since 1999 for diverse private, startup, enterprise, and institutional organizations, translating complex challenges into innovative and intuitive technical design and programming solutions.

He has experience working with leadership and cross-disciplinary teams to advance global healthcare and longevity using applications in DNA and medical informatics artificial intelligence and software engineering. He is an expert in web communication, information, and media and offers inspiring possibilities for advancing solutions and the world.

26

Mark R. Moskowitz, Director and Secretary

Mark R Moskowitz, Esq. Is a Director and Corporate Secretary and has practiced corporate and securities law at the highest levels for 40 years, commencing with his graduation, Magna Cum Laude, from The Harvard Law School in 1971.

Mark moved to Southern California following law school and specialized in Corporate and Securities Law. During his career of approximately 40 years, he worked with entrepreneurs and early-stage companies as well as large public companies in various industries, including but not limited to the Gaming Industry (which he renamed and re-positioned to facilitate funding) and the HealthCare Industry. As to the latter, his clients included technology companies, equipment manufacturers (such as Karl Storz, in a transaction which transformed the practice of gastroenterology) and providers (including acute care hospitals, urgent care facilities and doctor groups). The corporate financings, project financings and M & A transactions led by Mark aggregated in excess of $4 B. In 2016, Mark ended his “retirement” and started a company (Sotirix Inc., formerly Impact Solutions LLC) to address the increasing number of traumatic brain injuries throughout the world attributable to sports and many common activities through the introduction of “game-changing” intellectual property and products (i.e., protective headgear).

Bruce Barren, COO

Bruce has 50+ years of experience as both a public and privately-held corporate executive/ advisor, including 45 years of involvement in China; Multiple Accolades (60+) including: The White House (4 Presidents and separately, their V.P.s), U.S. Senate, U.S. House of Representatives, multiple State Governors plus Central American Parliament and Republic of China along with Marquis Who’s Who in the World where he received its Lifetime Achievement Award in 2017; 1,000+ Corporate Transactions in various industries - Worldwide (including China), representing $5+ billion in Value; 54 Court Expert Witness Assignments (see below); 200 Business turnarounds - including emerging businesses, as either a CEO or Advisor in Multiple Industries; more than 500 IRS Accepted Business Valuations more than two dozen Industries Qualified (see below); and 175 published articles – U.S. and Worldwide; Website: www.emcohanover.com: Chairman; Email: bb@emchano.com or brucebarren@emcohanover.com

Education: Babson College; Bucknell University; Harvard Business School and Cambridge University (Pembroke College); Honorary Doctorate from the United Nations where Presidents Clinton and Trump were also recipients.

Credential Acceptance: Mr. Barren’s credentials have been accepted by the U.S. Internal Revenue Service (IRS), the U.S. Tax Court, the U.S. Securities & Exchange Commission (SEC), the U.S. Financial Industry Regulatory Authority (FINRA), the U.S. District and various State Courts plus in the U.S. Banking Industry where he has been approved by the Federal Deposit Insurance Corporation (FDIC), the regulatory agency for the U.S. banking system. He has further been accepted by the California Department of Insurance.

Instructorships: University of California – Los Angeles and Northridge; University of Southern California; Whittier College School of Law; and Chapman University – School of law pus the American Management Association; California, New York and Texas CPA Societies; and Sanwa Bank plus PriceWaterhouseCoopers.

27

David Todt, CFO

David Todt, currently is also the Chief Administrative Officer of Maharishi University of Management (MUM), originally founded in 1972 as Maharishi International University. MUM is the leading global institution in Consciousness Based Education, the premier holistic mind/body approach to mental, physical, and social wellbeing, including offering the only accredited Masters program in Ayurveda and Integrative Medicine in North America. The Company believes that, at the present time, Mr. Todt’s position with MUM will not result in a conflict of interest with the Company. Mr. Todt intends to adjust his schedule as the Company grows.

Dr. Desiree Cox, Director

Dr. Desirée Cox (MD, PhD) is a scientific artist that connects top providers of Stem Cell and Regenerative Health technologies with patients in need of efficient alternative solutions for their healing process. She is the Founder and CEO of HEALinc and the HEALinc Future Health Innovation Summit (www.healincfuturehealthsummit.com).

Dr. Cox is a Rhodes Scholar, a Medical Doctor and global thought-leader in Regenerative Health as well as being an International Contemporary Master Artist and published author. She has earned degrees from McGill University where she received a BSc (Hons.) specializing in Quantum Chemistry, University of Oxford where she trained as a medical doctor and University of Cambridge where she received Master of Philosophy (MPhil) and Doctorate (PhD) degrees. With over 25 years in healthcare and education. she has served in various roles ranging from clinical medicine, corporate consulting in healthcare strategy and research and development (R&D) to University Professor, guest lecturer at Oxford, Hong Kong Polytechnic, Rutgers and La Sorbonne Universities, and the Vatican conference alongside speakers such as Dr. Peter Diamandis, Dr. Sanjay Gupta, Dr. Deepak Chopra, Tony Robbins and more. She is the first Bahamian Rhodes Scholar and the woman British Caribbean Rhodes Scholar. In 2013, at the 40th Independence celebrations, The Bahamas Government honored Dr. Cox by issuing a 70-cent stamp into circulation bearing her photograph. In October 2017, she was honored by Oxford University and is one of six (6) Oxford University alumni whose photographic portraits hung in the Great Hall/Dining Hall at Pembroke College, Oxford University. In 2019, she received the International Regenerative Medicine Action Award at the World Stem Cell Summit held in Miami, Florida.

Olivia Parr Rud, Director

Ms. Rud is a global thought leader, expert data scientist, and award-winning and best-selling author, as well as a corporate culture consultant. Her unique approach to business success draws on her passion for data science, holistic leadership, and personal growth through a blending of quantitative and qualitative methods and practices. Her latest research unveils the relationship between human-centered corporate culture and long-term corporate profits.

Olivia’s successful career in data science led to the writing of her international best-seller, Data Mining Cookbook, Modeling for Acquisition, Risk and Customer Relationship Management (Wiley 2001). Recognizing the need for higher emotional intelligence to thrive in our increasingly complex global economy, she was inspired to conduct research in the areas the communication, collaboration and leadership – highlighted in her second book, Business Intelligence Success Factors, Aligning for Success in a Global Economy (Wiley/SAS, 2009). Her third book, Business Analysis Using SAS® Enterprise Miner® and SAS® Enterprise Guide®, A Beginner’s Guide, won Best of Show at the Carolina Technical Book competition. In her 4th book, LOVE@WORK, The Essential Guide to a Life of Inspired Purpose (Quantum Love Press, 2018), is a Nautilus Silver Award Winner.

Ms. Rud lectures, consults with, and coaches clients in the areas of data science and corporate culture. Olivia holds a BA in Mathematics, an MS in Statistics. Clients include Cisco, Clorox, Providian Financial, Walmart, Wells Fargo, Fleet Bank. Genentech, Providian, State Farm, Nationwide, Liberty Mutual, Royal Bank of Scotland, Citizen’s Bank, HP, IBM, SAS, and Xerox.

Roy Landers, Director

Roy Landers is a practicing attorney and president of his own Law Firm, the Landers Law Group. He has practiced law for over 30 years with emphasis in the areas of employment law, business law, civil rights and transactional concentration involving mergers and acquisitions, tax planning, SEC compliance for multilevel marketing, creation of financial models, cryptocurrency and website development. He served as a Judge Pro Tem within the California Judicial System for ten years and heard and ruled on numerous cases, including real estate and business litigation cases. His current concentration is counseling and coaching small businesses in the area of business development, marketing strategies and providing copywriting services for content creation. Mr. Landers is a disabled U.S. Navy veteran and very sensitive to the needs of veterans and serves as Corporate General Counsel for a national nonprofit organization – Council for Supplier Diversity- where he provides legal support and advice to veteran business owners as well as women owned and ethnic minority owned businesses. The Council for Supplier Diversity acts as a liaison between the corporate community and diversity suppliers. Its purpose is to facilitate business opportunities and market share growth for minority, women and service disabled businesses through interaction with corporate members who support such efforts.

28

Dr. Sheldon Jordan, Director

Sheldon Jordan, MD, is a board certified neurologist. Considered a top doctor by Best Doctors in America, Who’s Who, Global Edition, and Super Doctors, his philosophy is to listen to patients’ individual stories and provide management and treatment solutions tailored specifically to their needs. He is a trained NeuroStar Transcranial Magnetic Stimulation (TMS) Provider and treats patients with depression using NeuroStar TMS Therapy, which is a safe and effective non-drug treatment for depression. Dr. Jordan is board certified by the American Board of Psychiatry & Neurology, American Board of Clinical Neurophysiology, American Board of Addiction Medicine, and American Board of Interventional Pain Medicine. He was elected as Fellow of the American Academy of Neurology and holds additional certifications from the American Society of Neuroimaging in Magnetic Resonance Imaging, Computed Tomography and Ultrasonography. Dr. Jordan is a neurology consultant for US Soccer Men’s and Women’s National Teams, Major League Soccer, professional boxing and the NBA. He has also served as a consultant for the State of California, Commission of Judicial Performance.

Dr. Francesco Simplicio, Director

Born in Bari, Italy and relocated to Los Angeles at age of 14, Dr. Simplicio graduated from UCLA with a BA degree in Public Health and subsequently a Doctor of Pharmacy degree from USC. Dr. Simplicio worked in the hospital industry for several years and then started his business taking care of pharmaceutical needs for patients in long term care. Over the decades Dr. Simplicio has started and operated several successful businesses. Dr. Simplicio currently operates several businesses under the umbrella company of Simplicio Group, Inc which has the main office in Malibu, California. The business range from Food import to restaurant operations and real estate holdings.

Involvement in Certain Legal Proceedings.

Personal Bankruptcies

Within the past ten years, none of our directors or executive officers has become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or became subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that person.

Bankruptcies

Within the five years prior to the date of this Offering Circular, none of our directors or executive officers has been an executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold our assets.

Item 6.	Executive Compensation

For the past three years, no officer or director has received any remuneration. Our officers and directors will receive remuneration to be granted by the compensation committee (to be formed) of the Company’s Board of Directors upon initial funding of the Company except that Josh Patterson is expected to initially receive $18,000 per month and 1,000,000 shares of Common Stock over a three year period. Additionally, pursuant to Stock Award Agreements dated as of February 13, 2020, each director and our Chief Financial Officer received 250,000 restricted shares of Common Stock and options to purchase 250,000 shares at $0.03 per share vesting on February 13, 2021.

No retirement, pension, profit sharing, stock option or insurance programs or other similar programs have been adopted by the Company for the benefit of its employees.

Item 7.	Certain Relationship and Related Transactions, and Director Independence

(a) Related Party Transactions

We utilize the office space and equipment of our management at no cost.

On February 5, 2019 the Company acquired a line of credit for up to $3,000,000 with Marjax Property Management, LLC. The line of credit is unsecured, bears interest at 3% over prime, compounded annually, and matures on January 31, 2024. As of April 30, 2019, there is $65,000 and $185 of principal and interest, respectively, due on this loan. Marjax is the owner of 25,000,000 shares of the Company’s Common Stock and 50,000 shares of the Company’s Series B Preferred Stock.

29

Except as set forth above, there have been no related party transactions, or any other transactions or relationships required to be disclosed.

(b) Director Independence

Barry Migliorini, our Chief Executive Officer, Mark Moskowitz, our Secretary and Treasurer, and Bruce Barren, our Chief Operating Officer, are officers of the company and, as such, would not be deemed to be independent directors as defined in Rule 10A-3 of the Securities Exchange Act of 1934. We have not established any committees of the Board of Directors.

Item 8.	Legal Proceedings

The Company has recently received notices/inquiries from the office of the Los Angeles City Attorney and the U.S. House of Representatives Committee on Oversight and Reform which related to the advertising and sale of home test kits for COVID-19. The Company has responded that it has never marketed or sold test kits and that any possible marketing or sales were from sites unrelated to the Company’s site. On April 8, 2020, CoronaCide LLC filed a complaint in the United States District Court for the Middle District of Florida against the Company seeking damages and injunctive relief alleging, inter alia, that the Company falsely advertised and offered for sale CoronaCide Test Kits, infringed CoronaCide trademarks and engaged in unfair competition. The Company intends to vigorously defend against the allegations in the Complaint. Based on the very early stage of this litigation, it is not possible to estimate the amount or range of any possible loss arising from the expenditure of defense fees, a judgment, or settlement of this matter.

Item 9.	Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

(a) Market information

Our Common Stock is not trading on any stock exchange. However it was quoted on OTC Pink under the symbol KWIT but no quotes are currently displayed because the stock recently has been labeled as “Caveat Emptor” and there is no established public trading market for the class of common equity.

(b) Holders

As of February 13, 2020, there are approximately 83 record holders of an aggregate of 364,250,004 shares of our Common Stock issued and outstanding.

(c) Dividends.

We have not paid any cash dividends to date and do not anticipate or contemplate paying dividends in the foreseeable future. It is the president intention of management to utilize all available funds for the development of the Registrant’s business.

(d) Securities authorized for issuance under equity compensation plans

None

30

Item 10.	Recent Sale of Unregistered Securities

Effective February 13, 2020, the Company issued to each of its seven outside directors and its Chief Financial Officer 250,000 restricted shares and options to purchase 250,000 shares at an exercise price of $0.03 vesting on February 13, 2021.

During the year ended April 30, 2019, the Company sold 25,000,000 shares of Common Stock for total cash proceeds of $25,000. As of April 30, 2019, the shares have not yet been issued by the transfer agent, therefore, the $25,000 has been credited to Common Stock to be issued.

During the year ended April 30, 2019, 62,000 shares of Series B Preferred Stock were converted into 61,525,000 shares of Common Stock.

During the nine months ended January 31, 2020, the Company sold 50,000 shares of Common Stock for total cash proceeds of $10,000. As of January 31, 2020, the shares have not yet been issued by the transfer agent and have been credited to Common Stock to be issued.

Item 11.	Description of Registrant’s Securities to be Registered

(a) Common and Preferred Stock.

We are authorized by our Certificate of Incorporation to issue an aggregate of 1,000,000,000 shares of capital stock, of which 975,000,000 are shares of common stock, Par Value $0.001 per share (the “Common Stock”) and 25,000,000 are shares of preferred stock, Par Value $0.0001 per share (the “Preferred Stock”). As of February 13, 2020 there are Three Hundred Sixty Four Million Two Hundred Fifty Thousand Four (364,250,004) shares of Common Stock, One Million (1,000,000) shares of Preferred Stock Series A and Eleven Million (11,000,000) shares of Preferred Stock Series issued and outstanding.

Common Stock

All outstanding shares of Common Stock are of the same class and have equal rights and attributes. The holders of Common Stock are entitled to one vote per share on all matter submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Preferred Stock

Our Certificate of Incorporation authorizes the issuances of up to 25,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

Set forth are the rights, privileges and terms of the two outstanding series of Preferred Stock as set forth in the applicable Certificate of Designation.

31

CERTIFICATE OF DESIGNATION, SERIES A PREFERRED STOCK

1. DESIGNATION OF SERIES; RANK.

The shares of such series shall be designated as the "Series A Preferred Stock." It shall have 1,000,000 shares authorized at $0.0001 par value per share.

2. DIVIDENDS.

The holders of Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3. LIQUIDATION PREFERENCE.

The holders of Series A Preferred Stock shall not be entitled to any liquidation preference.

4. VOTING RIGHTS

The holders of the Series A Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders shall have one hundred thousand (100,000) votes per every share of Series A Preferred Stock held.

5. CONVERSION RIGHTS.

The shares of Series A Preferred Stock shall be convertible at a rate of 1 to 1 share of Common Stock of the Company.

6. REDEMPTION RIGHTS.

The shares of Preferred Stock shall have no redemption rights.

32

CERTIFICATE OF DESIGNATION, SERIES B PREFERRED STOCK

1. DESIGNATION OF SERIES; RANK.

The shares of such series shall be designated as the "Series B Preferred Stock". It shall have 11,000,000 shares authorized at $0.0001 par value per share.

2. DIVIDENDS.

The holders of Series B Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

3. LIQUIDATION PREFERENCE.

The holders of Series B Preferred Stock shall not be entitled to any liquidation preference.

4. VOTING RIGHTS

The holders of the Series B Preferred Stock will have the voting rights as described in this Section 4 or as required by law. For so long as any shares of the Preferred Stock remain issued and outstanding, the holders shall have no voting rights per every share of Series B Preferred Stock held.

5. CONVERSION RIGHTS.

The shares of Series B Preferred Stock shall be convertible into 1000 (One Thousand) shares of Common Stock. Conversion shall be restricted to a maximum amount not to exceed 4.9% of the outstanding shares of the Corporation at the time of conversion.

Section 6. REDEMPTION RIGHTS.

The shares of Series B Preferred Stock have no redemption rights.

The description of certain matters relating to the securities of the Company is a summary and is qualified in its entirely by the provisions of the Company’s Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to this Form 10.

(b) Debt Securities.

None

(c) Other Securities To Be Registered.

None

33

Item 12.	Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Nevada corporate law and our Bylaws. We have agreed to indemnify all of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

We have been advised that in the opinion of the Securities Exchange Commission indemnification for liabilities arising under the Securities Act against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

Item 13.	Financial Statements and Supplementary Data

34

Wellness Matrix Group, Inc.

F-1

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of WELLNESS MATRIX GROUP, INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of WELLNESS MATRIX GROUP, INC. and subsidiaries as of April 30, 2019 and 2018, the related statements of operations, changes in shareholders' equity and cash flows, for each of the two years in the period ended April 30, 2019, and the related notes collectively referred to as the "financial statements". In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company and Subsidiaries as of April 30, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended April 30, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

Other Explanatory Paragraph

The accompanying consolidated financial statements have been prepared assuming that the company and Subsidiaries will continue as a going concern. As discussed in Note 3 to the financial statements, the company has an accumulated deficit of $221,008 and net loss of $87,088 as of April 30, 2019.

/s/ OLAYINKA OYEBOLA & CO.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company's auditor since May 2018.

February 9th , 2020.

F-2

Wellness Matrix Group, Inc.

Consolidated Balance Sheets

	April 30, 2019	April 30, 2018
ASSETS

Current Assets
Cash	$54,998	$–
Total assets	54,998	–

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$5,162	$2,253
Accrued interest	185	–
Accrued interest – related party	6,930	–
Loan payable	1,000	–
Due to Related Parties	231,088	94,812
Total current liabilities	244,365	97,065

Line of credit	65,000	–
Total long term liabilities	65,000	–

Total liabilities	309,365	97,065

	–	–

Stockholders' equity (deficit):
Series A Preferred Stock, par value $0.0001; 1,000,000 shares authorized 1,000,000 and 0 issued and outstanding, respectively	100	–
Series B Preferred Stock, par value $0.0001; 11,000,000 shares authorized 10,136,500 and 0 issued and outstanding, respectively	1,014	–
Common Stock, par value $0.0001; 910,000,000 shares authorized 362,500,0004 and 975,000 issued and outstanding, respectively	36,250	98
Additional paid in capital	(104,274)	92,671
Common stock to be issued	25,000	–
Accumulated deficit	(221,008)	(193,138)
Accumulated Other Comprehensive Income	8,551	3,304

Total stockholders' deficit	(254,367)	(97,065)

Total liabilities and Stockholders' deficit	$54,998	$–

The accompanying notes are an integral part of these financial statements.

F-3

Wellness Matrix Group, Inc.

Consolidated Statements of Operations

	For the Years Ended April 30,
	2019	2018
Operating Expenses:
General and Administrative	$78,137	$34,097
Total operating expenses	78,137	34,097

Loss from operations	(78,137)	(34,097)

Other expense:
Interest expense	(8,951)	(4,915)
Total other expense	(8,951)	(4,915)

Net loss	(87,088)	(39,012)

Other comprehensive loss:
Foreign currency translation	5,247	(5,908)

Comprehensive loss	(81,841)	(44,920)

Loss per share, basic and diluted	$(0.00)	$(0.00)
Weighted average shares outstanding, basic and diluted	219,445,825	19,500,000

The accompanying notes are an integral part of these financial statements.

F-4

Wellness Matrix Group, Inc.

Consolidated Statements of Stockholders’ Equity

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock To be	Additional Paid in	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Loss	Total
Balance, April 30, 2017	–	$–	–	$–	975,000	$98	$–	$92,671	$(189,575)	$9,212	$(87,594)

Net loss for the year ended April 30, 2018	–	–	–	–	–	–	–	–	(39,012)	(5,908)	(44,920)

Balance, April 30, 2018	–	–	–	–	975,000	98	–	92,671	(228,587)	3,304	(132,514)

Stock issued for change of control	1,000,000	100	10,000,000	1,000	300,000,004	30,000	–	(31,100)	–	–	–

Preferred stock issued for interest expense	–	–	250,000	25	–	–	–	1,975	–	–	2,000

Common stock issued for conversion of preferred	–	–	(62,000)	(6)	61,525,000	6,152	–	(6,146)	–	–	–

Series B preferred shares retired	–	–	(51,500)	(5)	–	–	–	5	–	–	–

Common stock sold for cash	–	–	–	–	–	–	25,000	–	–	–	25,000

Recapitalization	–	–	–	–	–	–	–	(161,679)	94,667	–	(67,012)

Net loss for the year ended April 30, 2019	–	–	–	–	–	–	–	–	(87,088)	5,247	(81,841)

Balance, April 30, 2019	1,000,000	$100	10,136,500	$1,014	362,500,004	$36,250	$25,000	$(104,274)	$(221,008)	$8,551	$(254,367)

The accompanying notes are an integral part of these financial statements.

F-5

Wellness Matrix Company

Consolidated Statements of Cash Flows

	For the Years Ended April 30,
	2019	2018
Cash flows from operating activities
Net loss	$(87,088)	$(39,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency translation	5,247	(5,908)
Preferred stock issued for interest expense	2,000	–
Changes in operating assets and liabilities:
Prepaid	–	3,563
Accounts payable	(445)	–
Accrued interest	6,951	–
Net cash used in operating activities	(73,335)	(41,357)

Cash flows from investing activities:	–	–

Cash flows from financing activities
Proceeds from related parties	103,333	41,357
Proceeds from the sale of common stock	25,000	–
Net cash provided by financing activities	128,333	41,357

Increase in cash	54,998	–
Cash at beginning of the year	–	–
Cash at end of the year	$54,998	$–

Supplemental disclosure of cashflow information:
Interest	$–	$–
Income taxes	$–	$–

The accompanying notes are an integral part of these financial statements.

F-6

Wellness Matrix Group, Inc.

Notes to consolidated Financial Statements

April 30, 2019

NOTE 1 - NATURE OF OPERATIONS

Wellness Matrix Group, Inc. (the "Company) was incorporated as K West Investment International Ltd in the state of Nevada, United States on December 8, 2009. On July 23, 2013 Company changed its name to Fuhuiyuan International holdings, Ltd. On June 20, 2018 the company changed its name to Wellness Matrix Group Inc. The Company has its head office located at 17011 Beach Blvd, Huntington Beach, CA 92647. The business purpose is to develop and implement the most advanced technologies available to provide advanced healthcare and to provide advanced systems and platforms to allow customers to have access to the most secure data storage and records security available.

On June 28, 2018, the Company issued 300,000,000 shares of common stock, 1,000,000 shares of Series A Convertible Preferred stock, 10,250,000 shares of Series B Convertible Preferred stock of the Corporation, in exchange for 100% of the outstanding shares of Wellness Matrix Company. With controlling interest being transferred to DAC Industries, LLC. solely owned by Mr. Barry Migliorini.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Cash equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the year ended April 30, 2019 or 2018.

Fair value of financial instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.  To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

F-7

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis as of

April 30, 2018 and 2017.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

On December 22, 2017, the Tax Cuts and Jobs Act (TCJA) was signed into law by the President of the United States. TCJA is a tax reform act that among other things, reduced corporate tax rates to 21 percent effective January 1, 2018. FASB ASC 740, Income Taxes, requires deferred tax assets and liabilities to be adjusted for the effect of a change in tax laws or rates in the year of enactment, which is the year in which the change was signed into law. Accordingly, the Company adjusted its deferred tax assets and liabilities at December 31,2018, using the new corporate tax rate of 21 percent.

The Company adopted ASC 740-10-25 (“ASC 740-10-25”) with regard to uncertainty income taxes.  ASC 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740-10-25, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740-10-25 also provides guidance on derecognition, classification, interest and penalties on income taxes, and accounting in interim periods and requires increased disclosures.  We had no material adjustments to our liabilities for unrecognized income tax benefits according to the provisions of ASC 740-10-25.

Stock-based Compensation

We account for equity-based transactions with nonemployees under the provisions of ASC Topic No. 505-50, Equity-Based Payments to Non-Employees (“ASC 505-50”). ASC 505-50 establishes that equity-based payment transactions with nonemployees shall be measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The fair value of common stock issued for payments to nonemployees is measured at the market price on the date of grant. The fair value of equity instruments, other than common stock, is estimated using the Black-Scholes option valuation model. In general, we recognize the fair value of the equity instruments issued as deferred stock compensation and amortize the cost over the term of the contract.

We account for employee stock-based compensation in accordance with the guidance of FASB ASC Topic 718, Compensation—Stock Compensation, which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The fair value of the equity instrument is charged directly to compensation expense and credited to additional paid-in capital over the period during which services are rendered.

F-8

Net income (loss) per common share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification.  Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.  The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

The Company’s diluted loss per share is the same as the basic loss per share for the years ended April 30, 2019 and 2018, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

Recent Accounting Pronouncements

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. This ASU makes targeted amendments to the accounting for employee share-based payments. This guidance is to be applied using various transition methods such as full retrospective, modified retrospective, and prospective based on the criteria for the specific amendments as outlined in the guidance. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU requires that a lessee recognize the assets and liabilities that arise from operating leases. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. This new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those annual reporting periods, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“Topic 606”), which updated through several revisions and clarifications since its original issuance and supersedes previous revenue recognition guidance.  This guidance introduces a new principles-based framework for revenue recognition, requiring an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. The update also requires new qualitative and quantitative disclosures, beginning in the quarter of adoption, regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments, information about contract balances and performance obligations, and assets recognized from costs incurred to obtain or fulfill a contract.  The update may be applied using one of two prescribed transition methods: retrospectively to the prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (the modified retrospective method. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Clarification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”), which eliminates the diversity in practice related to classification of certain cash receipts and payments in the statement of cash flows, by adding or clarifying guidance on eight specific cash flow issues. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years and early adoption is permitted, including adoption in an interim period. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”), which provides guidance that will require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, and interim periods within those fiscal years and early adoption is permitted, including adoption in an interim period. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

F-9

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business.   This ASU clarifies the definition of a business when evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350). This ASU simplifies the subsequent measurement of goodwill by eliminating the second step of the goodwill impairment test, which required computing the implied fair value of goodwill. Under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This new guidance will be effective January 1, 2020. The Company is currently evaluating the provisions of this guidance and assessing its impact on the Company’s financial statements and disclosures.

In May 2017, the FASB issued ASU 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting. This ASU clarifies an entity’s ability to modify the terms or conditions of a share-based payment award presented. An entity should account for the effects of a modification unless all the following are met: the fair value of the modified award has not changed from the fair value on the date of issuance; the vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and, the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. This new guidance will be effective for annual reporting periods beginning after December 15, 2017, including interim periods within those periods. The Company adopted this ASU and it did not have a material impact its financial position and results of operations.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. This ASU clarifies the recognition, measurement, and effect on earnings per share of certain freestanding equity-classified financial instruments that include down round features affect entities that present earnings per share in accordance with the guidance in Topic 260, Earnings Per Share. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. This new guidance will be effective for annual reporting periods beginning after December 15, 2018, including interim periods within those periods.

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements are prepared and presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has had no revenue and has an accumulated deficit of $221,008. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-10

NOTE 4 – PREFERRED STOCK

The Company has two classes of preferred convertible shares designated as follows:

Series A Convertible Preferred Stock, with 1,000,000 shares authorized at $0.0001 par value per share, shall not be entitled to dividends paid on Common stock, shall not be entitled to any liquidation preference. Holders shall have one hundred thousand (100,000) votes per every share of Series A Preferred Stock held. Shares shall be convertible at a rate of 1 to 1 into Common Stock of the Company. Series A shares shall have no redemption value.

Series B Convertible Preferred Stock, with 11,000,000 shares authorized at $0.0001 par value per share, shall not be entitled to receive dividends paid on Common stock, shall not be entitled to any liquidation preference. Holders shall have no voting rights, Shares shall be convertible at a rate of 1,000 to 1 into Common Stock of the Company, with a restriction that the holder cannot convert into and hold more than 4.9% of the issued and outstanding shares at the time of conversion. Series B shares shall have no redemption value.

On June 28, 2018, the Company issued 1,000,000 shares of Series A Convertible Preferred stock and 10,250,000 shares of Series B Convertible Preferred stock of the Corporation, as part of the share exchange agreement with Wellness Matrix Company (refer to Note 1).

During the year ended April 30, 2019, the Company retired 51,500 shares of series B preferred stock.

During the year ended April 30, 2019, the Company issued 250,000 shares of series B preferred stock for payment of $2,000 of interest expense.

See Note 5 for disclosure of series B preferred stock converted to common stock.

NOTE 5 – COMMON STOCK

On June 28, 2018, the Company issued 300,000,000 shares of common stock as part of the share exchange agreement with Wellness Matrix Company (refer to Note 1).

During the year ended April 30, 2019, the company sold 25,000,000 shares of common stock for total cash proceeds of $25,000. As of April 30, 2019, the shares have not yet been issued by the transfer agent, therefore, the $25,000 has been credited to common stock to be issued.

During the year ended April 30, 2019, 62,000 shares of series B preferred stock were converted into 61,525,000 shares of common stock.

On August 28, 2018, the Company approved a 1 for 20 reverse split of its common shares. All common shares throughout these financial statements have been retroactively restated to reflect the reverse.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company owes $1,000 to Jinglan Dong, the former CEO.

The Company has entered into a loan from XS Capital, LLC. for a credit line of up to $150,000. The CEO was a minority member of XS Capital, LLC at the time of the transaction. As of April 30, 2019 and 2018, the balance owed on the line of credit is $53,947 and $47,964, respectively. As of April 30, 2019 there is $5.209 of accrued interest on this loan. The line of credit is current and is expected to mature on April 30, 2019.

As of April 30, 2019 and 2018, the Company owed iVest, Inc., a minority shareholder in the Company, $76,000 and $50,000, respectively. The loan is unsecured, accrues interest at 5% of the balance at the end of the fiscal year and matures January 31, 2019. As of April 30, 2019, there is $6,930 of accrued interest due on this loan.

F-11

On February 5, 2019, the Company acquired a line of credit for up to $3,000,000 with Marjax Property Management. LLC. The line of credit is unsecured, bears interest at 3% over prime, compounded annually, and matures on January 31, 2024. As of April 30, 2019, there is $65,000 and $185, of principal and interest, respectively due on this loan.

Other current advances from related parties represent advances from a shareholder, advances from a Corporation with common management and advances from a party related to a shareholder. The advances are without interest and have no specified repayment terms. These advances totaled $95,932 and $94,812 on April 30, 2019 and 2018, respectively.

NOTE 7 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used due to the new tax law recently enacted.

Net deferred tax assets consist of the following components as of April 30:

	2019	2018
Deferred Tax Assets:
NOL Carryover	$46,500	$40,000
Less valuation allowance	(46,500)	(40,000)
Net deferred tax assets	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended April 30, due to the following:

	2019	2018
Book loss	$(18,300)	$(8,200)
Valuation allowance	(18,300)	(8,200)
	$–	$–

At April 30, 2019, the Company had net operating loss carry forwards of approximately $46,500 that maybe offset against future taxable income.  No tax benefit has been reported in the April 30, 2019 or 2018 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. The change in the valuation allowance for the year ended April 30, 2019 was an increase of approximately $10,100.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cut and Jobs Act (the “Tax Act”). The Tax Act establishes new tax laws that affects 2018 and future years, including a reduction in the U.S. federal corporate income tax rate to 21% effective January 1, 2018.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years.

ASC Topic 740 provides guidance on the accounting for uncertainty in income taxes recognized in a company’s financial statements. Topic 740 requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.

F-12

The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes. As of April 30, 2019, the Company had no accrued interest or penalties related to uncertain tax positions.

NOTE 8 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following:

On December 5, 2019, the Company issued 500,000 shares to a private investor for an aggregate purchase price of $10,000.

On February 13, 2020, the Company issued to each of its seven outside directors and Chief Financial Officer 250,000 restricted shares and options to purchase 250,000 shares at an exercise price of $0.03 vesting on February 13, 2021.

F-13

Wellness Matrix Group, Inc.

F-14

Wellness Matrix Group, Inc.

Consolidated Balance Sheets

	January 31, 2020	April 30, 2019
ASSETS	(Unaudited)

Current Assets
Cash	$459	$54,998
Total assets	459	54,998

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts payable	$88,947	$5,162
Accrued interest	2,189	185
Accrued interest – related party	6,930	6,930
Loan payable	2,700	1,000
Due to related parties	234,375	231,088
Total current liabilities	335,141	244,365

Line of credit	65,000	65,000
Total long term liabilities	65,000	65,000

Total liabilities	400,141	309,365

Commitments and contingencies	–	–

Stockholders' equity (deficit):
Series A Preferred Stock, par value $0.0001; 1,000,000 shares authorized 1,000,000 issued and outstanding	100	100
Series B Preferred Stock, par value $0.0001; 11,000,000 shares authorized 10,136,500 issued and outstanding	1,014	1,014
Common Stock, par value $0.0001; 910,000,000 shares authorized 362,500,0004 issued and outstanding	36,250	36,250
Additional paid in capital	(104,274)	(104,274)
Common stock to be issued	35,000	25,000
Accumulated deficit	(375,005)	(221,008)
Accumulated other comprehensive income	7,233	8,551

Total stockholders' deficit	(399,682)	(254,367)

Total liabilities and Stockholders' deficit	$459	$54,998

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-15

Wellness Matrix Group, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended January 31,		For the Nine Months Ended January 31,
	2020	2019	2020	2019
Operating Expenses:
General and Administrative	$38,727	$25,936	$150,493	$63,781
Total operating expenses	38,727	25,936	150,493	63,781

Loss from operations	(38,727)	(25,936)	(150,493)	(63,781)

Other expense:
Interest expense	(3,504)	–	(3,504)	(2,000)
Total other expense	(3,504)	–	(3,504)	(2,000)

Net loss	(42,231)	(25,936)	(153,997)	(65,781)

Other comprehensive loss:
Foreign currency translation	(1,318)	–	(1,318)	–

Comprehensive loss	(43,549)	(25,936)	(155,315)	(65,781)

Loss per share, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average shares outstanding, basic and diluted	362,500,0004	337,907,613	362,500,0004	174,176,543

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-16

Wellness Matrix Group, Inc.

Consolidated Statements of Stockholders’ Equity

For the Nine Months Ended January 31, 2019

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock To be	Additional Paid in	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Loss	Total
Balance, April 30, 2018	–	$–	–	$–	975,000	$98	$–	$92,671	$(228,587)	$3,304	$(132,514)

Stock issued for change of control	1,000,000	100	10,000,000	1,000	300,000,004	30,000	–	(31,100)	–	–	–

Preferred stock issued for interest expense	–	–	250,000	25	–	–	–	1,975	–	–	2,000

Common stock issued for conversion of preferred	–	–	(49,500)	(5)	49,025,000	4,902	–	(4,897)	–	–	–

Series B preferred shares retired	–	–	(51,500)	(5)	–	–	–	5	–	–	–

Common stock sold for cash	–	–	–	–	–	–	25,000	–	–	–	25,000

Recapitalization	–	–	–	–	–	–	–	(161,679)	94,667	–	(67,012)

Net loss	–	–	–	–	–	–	–	–	(65,781)	–	(65,781)

Balance, January 31, 2019	1,000,000	$100	10,149,000	$1,015	350,000,004	$35,000	$25,000	$(103,025)	$(199,701)	$3,304	$(238,307)

F-17

Wellness Matrix Group, Inc.

Consolidated Statements of Stockholders’ Equity

For the Nine Months Ended January 31, 2020

(Unaudited)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock To be	Additional Paid in	Accumulated	Other Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount	Issued	Capital	Deficit	Loss	Total
Balance, April 30, 2019	1,000,000	$100	10,149,000	$1,014	362,500,004	$36,250	$25,000	$(104,274)	$(221,008)	$8,551	$(254,367)

Common stock sold for cash	–	–	–	–	–	–	10,000	–	–	–	10,000

Net loss	–	–	–	–	–	–	–	–	(153,997)	(1,318)	(155,315)

Balance, January 31, 2020	1,000,000	$100	10,149,000	$1,014	362,500,004	$36,250	$35,000	$(104,274)	$(375,005)	$7,233	$(399,682)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-18

Wellness Matrix Company

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended January 31,
	2020	2019
Cash flows from operating activities
Net loss	$(153,997)	$(65,781)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign currency translation	(1,318)	–
Preferred stock issued for interest expense	–	2,000
Changes in operating assets and liabilities:
Accounts payable	83,785	–
Accrued interest	2,004	–
Net cash used in operating activities	(69,526)	(65,781)

Cash flows from investing activities:	–	–

Cash flows from financing activities
Proceeds from related parties	3,287	38,333
Proceeds from loan payable	1,700	–
Proceeds from the sale of common stock	10,000	27,000
Net cash provided by financing activities	14,987	65,333

Increase in cash	(54,539)	(448)
Cash at beginning of the period	54,998	542
Cash at end of the period	$459	$94

Supplemental disclosure of cashflow information:
Interest	$–	$–
Income taxes	$–	$–

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-19

Wellness Matrix Group, Inc.

Notes to Unaudited Consolidated Financial Statements

January 31, 2020

NOTE 1 - NATURE OF OPERATIONS

Wellness Matrix Group, Inc. (the "Company) was incorporated as K West Investment International Ltd in the state of Nevada, United States on December 8, 2009. On July 23, 2013 Company changed its name to Fuhuiyuan International holdings, Ltd. On June 20, 2018 the company changed its name to Wellness Matrix Group Inc. The Company has its head office located at 17011 Beach Blvd, Huntington Beach, CA 92647. The business purpose is to develop and implement the most advanced technologies available to provide advanced healthcare and to provide advanced systems and platforms to allow customers to have access to the most secure data storage and records security available.

On June 28, 2018, the Company issued 300,000,000 shares of common stock, 1,000,000 shares of Series A Convertible Preferred stock, 10,250,000 shares of Series B Convertible Preferred stock of the Corporation, in exchange for 100% of the outstanding shares of Wellness Matrix Company. With controlling interest being transferred to DAC Industries, LLC. solely owned by Mr. Barry Migliorini.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring items, which, in the opinion of management, are necessary for a fair statement of the results of operations for the periods shown and are not necessarily indicative of the results to be expected for the full year ending April 30, 2020.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect.  These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

F-20

NOTE 3 - GOING CONCERN

The accompanying unaudited consolidated financial statements are prepared and presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, they do not include any adjustments relating to the realization of the carrying value of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company has had no revenue and has an accumulated deficit of $375,005. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying unaudited consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 – PREFERRED STOCK

The Company has two classes of preferred convertible shares designated as follows:

Series A Convertible Preferred Stock, with 1,000,000 shares authorized at $0.0001 par value per share, shall not be entitled to dividends paid on Common stock, shall not be entitled to any liquidation preference. Holders shall have one hundred thousand (100,000) votes per every share of Series A Preferred Stock held. Shares shall be convertible at a rate of 1 to 1 into Common Stock of the Company. Series A shares shall have no redemption value.

Series B Convertible Preferred Stock, with 11,000,000 shares authorized at $0.0001 par value per share, shall not be entitled to receive dividends paid on Common stock, shall not be entitled to any liquidation preference. Holders shall have no voting rights, Shares shall be convertible at a rate of 1,000 to 1 into Common Stock of the Company, with a restriction that the holder cannot convert into and hold more than 4.9% of the issued and outstanding shares at the time of conversion. Series B shares shall have no redemption value.

On June 28, 2018, the Company issued 1,000,000 shares of Series A Convertible Preferred stock and 10,250,000 shares of Series B Convertible Preferred stock of the Corporation, as part of the share exchange agreement with Wellness Matrix Company (refer to Note 1).

During the year ended April 30, 2019, the Company retired 51,500 shares of series B preferred stock.

During the year ended April 30, 2019, the Company issued 250,000 shares of series B preferred stock for payment of $2,000 of interest expense.

See Note 5 for disclosure of series B preferred stock converted to common stock.

NOTE 5 – COMMON STOCK

On June 28, 2018, the Company issued 300,000,000 shares of common stock as part of the share exchange agreement with Wellness Matrix Company (refer to Note 1).

During the year ended April 30, 2019, the company sold 25,000,000 shares of common stock for total cash proceeds of $25,000. As of April 30, 2019, the shares have not yet been issued by the transfer agent, therefore, the $25,000 has been credited to common stock to be issued.

On August 28, 2018, the Company approved a 1 for 20 reverse split of its common shares. All common shares throughout these financial statements have been retroactively restated to reflect the reverse.

F-21

During the year ended April 30, 2019, 62,000 shares of series B preferred stock were converted into 61,525,000 shares of common stock.

During the nine months ended January 31, 2020, the Company sold 50,000 shares of common stock for total cash proceeds of $10,000. As of January 31, 2020, the shares have not yet been issued by the transfer agent and have been credited to common stock to be issued.

NOTE 6 - RELATED PARTY TRANSACTIONS

The Company owes $1,000 to Jinglan Dong, the former CEO.

The Company has entered into a loan from XS Capital, LLC. for a credit line of up to $150,000. The CEO was a minority member of XS Capital, LLC at the time of the transaction. As of April 30, 2019 and 2018, the balance owed on the line of credit is $53,947 and $53,947, respectively. As of January 31, 2020 there is $5,209 of accrued interest on this loan. The line of credit is currently past due.

As of January 31, 2020 and April 30, 2019, the Company owed iVest, Inc., a minority shareholder in the Company, $76,000 and $76,000, respectively. The loan is unsecured, accrues interest at 5% of the balance at the end of the fiscal year and matures January 31, 2019. As of January 31, 2020, there is $6,930 of accrued interest due on this loan. This loan is currently past due.

On February 5, 2019, the Company acquired a line of credit for up to $3,000,000 with Marjax Property Management. LLC. The line of credit is unsecured, bears interest at 3% over prime, compounded annually, and matures on January 31, 2024. As of January 31, 2020, there is $65,000 and $2,189, of principal and interest, respectively due on this loan.

Other current advances from related parties represent advances from a shareholder, advances from a Corporation with common management and advances from a party related to a shareholder. The advances are without interest and have no specified repayment terms. These advances totaled $100,919 and $95,932 on January 31, 2020 and April 30, 2019, respectively.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with SFAS 165 (ASC 855-10) management has performed an evaluation of subsequent events through the date that the consolidated financial statements were available to be issued and has determined that it does not have any material subsequent events to disclose in these financial statements other than the following:

On February 13, 2020, the Company issued to each of its seven outside directors and Chief Financial Officer 250,000 restricted shares and options to purchase 250,000 shares at an exercise price of $0.03 vesting on February 13, 2021.

F-22

Item 14. Changes in and Disagreements with Accountants and Accounting and Financial Disclosure

There are not and have not been any disagreements between the Registrant and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15. Financial Statements and Exhibits

Index of Exhibits

Exhibit Number and Description		Location Reference
(a)	Financial Statements	Previously Filed
Audited Consolidated Financial Statements as of April 30, 2019 and 2018
Consolidated Financial Statements as of January 31, 2019
(b)	Exhibits
Articles and Bylaws
	3.1 Certificate of Amendment to Articles of Incorporation for Nevada Profit Corporations	Previously Filed
	3.2 Amended and Restated Articles of Incorporation	Previously Filed
	3.3 Bylaws	Previously Filed
	10.1 Form of Stock Award Agreements	Previously Filed
	10.2 Credit Agreement with Marjax Property Management LLC	Filed Herewith
	22 List of Subsidiaries	Previously Filed

35

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Wellness Matrix Group Inc.

Date: April 10, 2020	By:	/s/ Barry Migliorini
	Name:	Barry Migliorini
	Title:	Chief Executive Officer, Director

36